EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

THE WET SEAL, INC.,

THE OTHER SELLERS NAMED HEREIN,

and

MADOR LENDING, LLC

March 12, 2015

i

ii

Exhibit A	-	Form of Sale Order
Exhibit B	-	Form of Bill of Sale
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Form of Trademark Assignment Agreement
Exhibit E	-	Form of Copyright Assignment Agreement
Exhibit F	-	Form of Domain Name Assignment Agreement

Appendix A	-	Cash Budget
Appendix B	-	Letter Agreement

Schedule 2.3	-	Certain Assumed Liabilities

Disclosure Schedule

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 12, 2015, by and among The Wet Seal, Inc., a Delaware corporation (“WSI”), The Wet Seal Retail, Inc., a Delaware corporation (“WSR”), Wet Seal Catalog, Inc., a Delaware corporation (“WSC”), and Wet Seal GC, LLC, a Virginia limited liability company (“WSGC,” and together with WSI, WSR and WSC, “Sellers,” and each individually, a “Seller”), and Mador Lending, LLC, a Delaware limited liability company (together with its permitted successors, designees and assigns, “Buyer”). Sellers and Buyer are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Article I.

WHEREAS, Sellers are debtors and debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) in jointly administered bankruptcy cases under Chapter 11 of the Bankruptcy Code captioned In re The Wet Seal, Inc., a Delaware corporation et al. (Case Number 15-10081(CSS)) (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Sellers engage in the business of the retail sale of, including developing, producing, distributing, marketing and selling, girl’s and women’s clothing, footwear, apparel and accessories (the “Business”);

WHEREAS, (i) Sellers wish to sell, transfer and assign to Buyer, and Buyer wishes to purchase, acquire and assume from Sellers, the Acquired Assets as of the Closing, and (ii) Buyer wishes to assume from Sellers the Assumed Liabilities as of the Closing, all on the terms and subject to the conditions set forth herein and in accordance with sections 105, 363 and 365 and other applicable provisions of title 11 of the Bankruptcy Code;

WHEREAS, Sellers have agreed to file the Sale Motion (as defined below) with the Bankruptcy Court to implement the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

WHEREAS, simultaneously with the execution hereof, Versa Capital Fund III, L.P. has entered into that certain funding commitment letter dated as of the date hereof (“Guarantee”) in favor of Buyer pursuant to which Versa Capital Fund III, L.P. has guaranteed, on the terms set forth therein, the obligations of Buyer hereunder.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Sellers, (b) all other accounts receivable, notes receivable, negotiable instruments, chattel paper (including completed work which has not yet been billed) and other receivables of Sellers, whether current or non-current (including in respect of goods shipped, products sold, licenses granted, services rendered or otherwise associated with the Business and all amounts that may be returned or returnable with respect to letters of credit drawn down prior to the Closing), and (c) any security interest, claim, remedy or other right related to any of the foregoing, in each case, arising out of the operation of the Business prior to the Closing.

“Acquired Assets” means all of Sellers’ right, title and interest in and to all of Sellers’ properties, assets and rights of every nature, kind and description, tangible and intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, wherever situated or located, existing as of the Closing, including all rights to bring claims for past, present or future infringement of the Intellectual Property owned by Sellers; provided, however, that, notwithstanding the foregoing or anything contained in this Agreement to the contrary, the Acquired Assets shall not include any Excluded Assets.

“Acquired Avoidance Actions” means all causes of action, lawsuits, claims, rights of recovery and other similar rights of any Seller, including avoidance claims or causes of action under Chapter 5 of the Bankruptcy Code, (i) against landlords, vendors or other counterparties who are party to any Assumed Contract, (ii) against any Participating Vendor and/or (iii) relating in any way to any party who was a beneficiary of a letter of credit or holding proceeds of a letter of credit on or before the Closing Date.

“Acquisition Proposal” shall mean any inquiry, proposal or offer relating to a Competing Transaction.

“Administrative Claim” means a Claim arising under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code.

“Affiliate” when used with reference to another Person means any Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such other Person.

“Agreement” has the meaning set forth in the preamble.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.8(a)(ii).

“Assumed Contracts” means those Leases and other Contracts that have been assigned to and assumed by Buyer pursuant to Section 2.6 and section 365 of the Bankruptcy Code. For the avoidance of doubt, “Assumed Contracts” shall not include any Non-Real Property Contract or Lease that is excluded and rejected pursuant to Section 2.6.

“Assumed Liabilities” means those liabilities and obligations enumerated on Schedule 2.3 attached hereto.

“Assumed Permits” means all Permits relating to the Business that are transferable in accordance with their terms, but excluding all Permits to the extent related to any Excluded Asset (including any Lease that is not an Assumed Contract).

“Assumption Approval” has the meaning set forth in Section 2.6(g).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Events” means, the commencement of the Chapter 11 Cases and any events that lead up to, and typically result from, the commencement of a case under Chapter 11 of the Bankruptcy Code.

“Bill of Sale” has the meaning set forth in Section 2.8(a)(i).

“BofA Accounts” means each of the following accounts of Sellers: (a) the Cash Management/Indemnity Account and (b) the L/C Cash Collateral Account.

“BofA Liens” means the security interests of Bank of America in the DIP Collateral, including the BofA Accounts.

“Break-Up Fee Payment” has the meaning set forth in Schedule 2.3.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by Law to close.

“Business” has the meaning set forth in the recitals.

“Buyer” has the meaning set forth in the preamble.

“Cash” means cash (including all cash located at any Continuing Store, Designated Store or Non-Continuing Store or in Sellers’ or their designee’s bank accounts, lock-boxes and cash in transit), cash equivalents and liquid investments, excluding (i) any cash in the BofA Accounts or the Escrow Account and (ii) any retainers or professional fee escrows held by the Sellers’ and/or the estates’ professionals.

“Cash Budget” means the “Approved Budget” as defined in and under the DIP Financing, a copy of which initial Approved Budget is attached hereto as Appendix A.

“Cash Management/Indemnity Account” shall have the meaning set forth in that certain Final Order Pursuant to Sections 105, 361, 362, 363 and 364 of the Bankruptcy Code and Bankruptcy Rules 2002, 4001 and 9014: (1) Authorizing the Post-Petition L/C Financing Facility, (2) Granting Liens and Providing Superpriority Administrative Expense Priority, (3) Authorizing Use of Cash Collateral and Providing for Adequate Protection and (4) Modifying the Automatic Stay entered by the United States Bankruptcy Court for the District of Delaware. [Docket No. 249] (the “BofA DIP Order”).

“Cash Payment” has the meaning set forth in Section 2.5(a).

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claim” means a “claim” as defined in section 101(5) of the Bankruptcy Code, whether arising before or after the Petition Date.

“Closing” has the meaning set forth in Section 2.7.

“Closing Assumed Contract List” has the meaning set forth in Section 2.6(b).

“Closing Date” has the meaning set forth in Section 2.7.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the IRC, and any similar state Law.

“Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases.

“Competing Transaction” shall mean any or all of the following, other than an Excluded Transaction: (i) a sale, transfer or other disposition of assets of any of the Sellers (other than sales of inventory in the Ordinary Course of Business) in a single transaction or a series of related transactions; (ii) a sale, transfer or assignment of capital stock or other equity interests of any of the Sellers (including by means of a merger); (iii) any Chapter 11 plan of reorganization, any conversion of any of Sellers’ Chapter 11 Cases to a Chapter 7 bankruptcy case, or any other liquidation or equivalent event with respect to any or all Sellers; (iv) a transaction that, directly or indirectly, competes with, or otherwise would prohibit or frustrate, the transactions contemplated hereby; or (v) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

“Confidentiality Agreement” means that certain letter agreement, dated as of January 21, 2015, by and between Versa Capital Management, LLC and WSI, regarding the terms and conditions on which Sellers would make available certain information.

“Consent” means any approval, consent, ratification, permission, clearance, designation, qualification, waiver or authorization, or an order of the Bankruptcy Court that deems or renders unnecessary the same.

“Consumer Liabilities” means Sellers’ obligations to (a) provide merchandise refunds and exchanges, (b) honor store or customer credits, customer prepayments and customer loyalty programs and (c) provide customer refunds, in each case, to customers of the Business in a manner consistent with the customer policies of the Business.

“Continuing Store” means any of Sellers’ store locations with respect to which the associated Leases have been designated by Buyer as Assumed Contracts, as such store locations may be changed in accordance with Section 2.6(b) and Section 2.10.

“Contract” means any written or oral agreement, contract, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, sales order, sales agent agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, license agreement, contribution agreement, partnership agreement or other arrangement, understanding, permission or commitment that, in each case, is legally-binding.

“Control” means, when used with reference to any Person, the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with any Contract; and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Credit Bid” has the meaning set forth in Section 2.5(b).

“Credit Card Receivables” means all accounts receivable and other amounts owed to any Seller (whether current or non-current) in connection with any customer purchases from any Seller or stores operated thereby that are made with credit cards or any other amounts owing (including deposits or holdbacks to secure chargebacks, offsets or otherwise) from credit card processors to Sellers, in each case which are not subject to offset, chargeback or other reduction.

“Cure Amounts” has the meaning set forth in Section 2.6(f).

“Cure Notice” has the meaning set forth in Section 5.3(c).

“Current Employees” means all employees of Sellers employed as of the day before the Closing Date, whether active or not (including those on short-term disability, leave of absence, paid or unpaid, or long-term disability).

“Data Room” means that certain Project Jumpsuit virtual data room operated by RR Donnelly Venue, and made available to Buyer and its Representatives.

“Decree” means any judgment, decree, ruling, decision, opinion, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, judicial order, administrative order or any other order of any Governmental Entity.

“Deposit” has the meaning set forth in Section 2.11.

“Designated Deposit Accounts” has the meaning set forth in Section 2.10(c).

“Designated Store” means any of Sellers’ store locations with respect to which the associated Leases have not yet been designated by Buyer as Assumed Contracts or Excluded Contracts, as such store locations may be changed in accordance with Section 2.6(b) and Section 2.10.

“Designated Store Proceeds” has the meaning set forth in Section 2.10(c).

“Designation Deadline” means May 15, 2015; provided, however, that Buyer may extend such date until June 30, 2015 if Buyer funds the costs to be incurred by the Sellers during the period following May 15, 2015 until June 30, 2015. Notwithstanding the foregoing, the “Designation Deadline” with respect to the Lease for the Headquarters shall be the earlier of August 13, 2015 and 90 days after the entry of an order confirming the Plan (or such later date as may be agreed to by Buyer, Sellers and the landlord under the Lease for the Headquarters).

“DIP Collateral” has the meaning set forth in the BofA DIP Order.

“DIP Financing” means that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of March 12, 2015, among Buyer, as lender, The Wet Seal, Inc., as lead borrower for The Wet Seal, Inc., The Wet Seal Retail, Inc., and Wet Seal Catalog, Inc., as borrowers and debtors in possession, and the guarantors party thereto, as the same may have been or be amended, modified, restated, or supplemented and in effect from time to time, and as approved by the Bankruptcy Court.

“DIP Financing Obligations” means the “Obligations” as defined under the DIP Financing.

“Disclosure Schedule” has the meaning set forth in Article III.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other benefit or compensation plan, program, agreement or arrangement of any kind, in each case, maintained or contributed to by any Seller or in which any Seller participates or participated and that provides benefits to any Current Employee or Former Employee.

“End Date” means April 15, 2015.

“Enforcing Parties” has the meaning set forth in Section 9.10(a).

“Environmental, Health and Safety Requirements” means, as enacted and in effect on or prior to the Closing Date, all applicable Laws concerning worker health and safety, pollution or the protection of the environment.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Escrow Account” has the meaning set forth in Section 2.11.

“Escrow Agent” has the meaning set forth in Section 2.11.

“Excluded Assets” means, collectively, the following assets of Sellers: (a) all of Sellers’ and their respective Affiliates’ certificates of incorporation and other organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of any Seller or any of its Affiliates as a corporation, limited liability company or other entity; (b) all equity securities of any Seller and all net operating losses of any Seller (it being understood, however, that any such net operating losses shall, to the extent possible, be applied so as to reduce any Taxes that are Assumed Liabilities hereunder); (c) all Leases (and related Leased Real Property) and Contracts, in each case, other than the Assumed Contracts; (d) the Excluded Claims; (e) any loans or notes payable to any Seller or any of its Affiliates from any employee of any Seller or any of its Affiliates (other than Ordinary Course of Business employee advances and other than loans or notes from any Transferred Employees); (f) any (1) confidential personnel and medical Records pertaining to any Current Employees or

Former Employees to the extent the disclosure of such information is prohibited by applicable Law, (2) other Records that Sellers are required by Law to retain and (3) any Records or other documents relating to the Chapter 11 Cases that are protected by the attorney-client privilege; provided that Buyer shall have the right to make copies of any portions of such retained Records to the extent that such portions relate to the Business or any Acquired Asset; (g) all Permits other than the Assumed Permits; (h) all assets maintained pursuant to or in connection with any Employee Benefit Plan (other than the Health Plans); and (i) the rights of Sellers under this Agreement and all cash and non-cash consideration payable or deliverable to Sellers under this Agreement.

“Excluded Contract” has the meaning set forth in Section 2.6(b).

“Excluded Claims” means all (a) litigation, claims and causes of action against any former officer and/or director of any Seller who was not an officer and/or director on the Petition Date (but not any Person who is a Transferred Employee); (b) avoidance claims or causes of action arising under Chapter 5 of the Bankruptcy Code (other than the Acquired Avoidance Actions); (c) all rights of Sellers with respect to the litigation captioned In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, 1:05-md-01720 (E.D.N.Y), in which Sellers are plaintiffs; and (d) all rights (including rights of set-off and rights of recoupment), refunds, claims, counterclaims, demands, causes of action and rights to collect damages of Sellers against third parties to the extent related to any Excluded Asset or Excluded Liability.

“Excluded Employee” has the meaning set forth in Section 6.4(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Transaction” means the transaction described in this Agreement or any other transaction with Buyer.

“Final Order” means an order, judgment, or other decree of the Bankruptcy Court that has not been vacated, reversed, modified, amended, or stayed, and for which the time to further appeal or seek review or rehearing has expired with no appeal, review or rehearing having been filed or sought.

“Former Employees” means all individuals who have been employed by the Sellers (or any of their predecessors) who are not Current Employees.

“Furnishings and Equipment” means tangible personal property (other than Inventory and Intellectual Property), which is used or held for use in the operation of the Business.

“GAAP” means generally accepted accounting principles in the United States as set forth in accounting rules and standards promulgated by the Financial Accounting Standards Board or any organization succeeding to any of its principal functions.

“Governmental Entity” means any United States federal, state or local or non-United States governmental or regulatory authority, agency, commission, court, body or other governmental entity.

“Guarantee” has the meaning set forth in the recitals.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Governmental Entity, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and mold.

“Headquarters” means the offices of the Business located at 26972 Burbank, Foothill Ranch, CA 92610.

“Health Plans” means each of the following (as in effect on the Closing Date): (a) Sellers’ self-insured medical and prescription drug program provided to full-time employees, which program is administered by United Healthcare (except that for full-time employees in Puerto Rico, the program is administered by Triple S, Inc., and for full-time employees in Hawaii, the program is administered by HMSA); and (b) Sellers’ self-insured dental program provided to full-time employees, which program is administered by Cigna.

“Historical Financial Statements” has the meaning set forth in Section 3.4(a).

“Indebtedness” of any Person means, without duplication, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services and other accrued current liabilities arising in the Ordinary Course of Business), (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (e) the liquidation value of all redeemable preferred stock of such Person, (f) all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Insurance Policy” means each primary, excess and umbrella insurance policy, bond and other forms of insurance owned or held by or on behalf, or providing insurance coverage to the Business, Sellers and their operations, properties and assets, including, without limitation, all stop-loss insurance policies with respect to Sellers’ self-insured medical and/or dental insurance programs.

“Intellectual Property” means any and all rights, title and interest in or relating to intellectual property of any type, which may exist or be created under the Laws of any jurisdiction throughout the world, including: (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations in connection therewith; (b) trademarks, service marks, trade dress, logos, slogans, trade names, service names, brand names (including the name “Wet Seal”), Internet domain names and all other source or business identifiers and general intangibles of a like nature, along with all applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) rights associated with works of authorship, including exclusive exploitation rights, mask work rights, copyrights, database and design rights, whether or not registered or published, all registrations and recordations thereof and applications in connection therewith, along with all extensions and renewals thereof; (d) trade secrets; and (e) all other intellectual property rights arising from or relating to Technology.

“Intellectual Property Assignments” has the meaning set forth in Section 2.8(a)(iii).

“Interim Financial Statements” has the meaning set forth in Section 3.4(a).

“Inventory” means inventories of raw materials and supplies, manufactured, spare and purchased parts, goods in process and finished goods, in each case, that are used or held for use in the operation of the Business, whether or not prepaid and whether in transit to or from Sellers and whether in Sellers’ warehouses, distributions facilities, stores, outlets, held by third parties or otherwise.

“IRC” means the United States Internal Revenue Code of 1986, as amended.

“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance (including with respect to zoning or other land use matters), code, treaty, convention, rule, regulation, requirement, edict, directive, pronouncement, determination, proclamation or Decree of any Governmental Entity.

“L/C Cash Collateral Account” has the meaning set forth in the BofA DIP Order.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property of Sellers or any of its Affiliates which is used in the Business.

“Leases” means all leases, subleases, licenses, concessions and other Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, in each case pursuant to which any Seller holds any Leased Real Property.

“Letter Agreement” means that certain letter agreement dated March 12, 2015 by and among Sellers, Buyer and the Committee, a copy of which is attached hereto as Appendix B.

“Liability” means any liability, Indebtedness, guaranty, claim, loss, damage, deficiency, assessment, responsibility or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, whether determined or determinable, whether choate or inchoate, whether secured or unsecured, whether matured or not yet matured).

“Lien” means any mortgage, deed of trust, hypothecation, contractual restriction, pledge, lien, encumbrance, interest, charge, security interest, put, call, other option, right of first refusal, right of first offer, servitude, right of way, easement, conditional sale or installment contract, finance lease involving substantially the same effect, security agreement or other encumbrance or restriction on the use, transfer or ownership of any property of any type (including real property, tangible property and intangible property and including any “Lien” as defined in the Bankruptcy Code).

“Litigation” means any action, cause of action, suit, claim, investigation, mediation, audit, grievance, demand, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity and whether before any Governmental Entity or arbitrator.

“Material Adverse Effect” means any change, event, effect, development, condition, circumstance or occurrence (when taken together with all other changes, events, effects, developments, conditions, circumstances or occurrences), that (a) is materially adverse to the financial condition or results of operations of the Business (taken as a whole); provided, however, that no change, event, effect, development, condition, circumstance or occurrence related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) national or international business, economic, political or social conditions, including the engagement by the United States of America in hostilities, affecting (directly or indirectly) the industry in which the Business operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, except to the extent that such change has a materially disproportionate adverse effect on the Business relative to the adverse effect that such changes have on other companies in the industry in which the Business operates; (ii) financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index), except to the extent that such change has a materially disproportionate adverse effect on Business relative to the adverse effect that such changes have on other companies in the industry in which the Business operates; (iii) any change in GAAP or Law; (iv) compliance with this Agreement or any Related Agreement, including the taking of any action required hereby or thereby or the failure to take any action that is not permitted hereby or thereby; (v) any changes directly attributable to the announcement of this Agreement or any Related Agreement; (vi) resulting from any act of God or other force majeure event (including natural disasters); (vii) in the case of Sellers or the Business, (A) the failure to meet or exceed any projection or forecast or (B) changes in the business or operations of Sellers or any of their respective Affiliates (including changes in credit terms offered by suppliers or financing sources) resulting from the announcement or the filing of the Chapter 11 Cases or Sellers’ and their respective Affiliates’ financial condition or Sellers’ and certain of their respective Affiliates’ status as debtors under Chapter 11 of the Bankruptcy Code; (viii) seasonal changes in the results of operations (provided that such seasonal changes are consistent with the historic experience of the Business); or (ix) inaction by Sellers due to Buyer’s refusal to consent to a request for consent by Seller under Section 5.4 hereof; or (b) would reasonably be expected to prevent, materially delay or materially impair to the ability of any Seller to consummate the transactions contemplated by this Agreement or the Related Agreements on the terms set forth herein and therein.

“Non-Continuing Store” means any of Sellers’ store locations with respect to which the associated Leases have been designated by Buyer as Excluded Contracts, as such store locations may be changed in accordance with Section 2.6(b) and Section 2.10.

“Non-Real Property Contracts” means the Contracts to which any Seller is a party other than the Leases.

“Offeree” has the meaning set forth in Section 6.4(a).

“Operational Expenses” means all expenses of the Business, including, but not limited to, employee and occupancy expenses, all costs and expenses associated with any Lease or Non-Real Property Contract, including rent, ground lease rent, common area maintenance, utilities, real estate Taxes, insurance, security, other actual out-of-pocket costs.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Participating Vendor” means a vendor that executes a Participating Vendor Agreement with Buyer.

“Participating Vendor Agreement” means an agreement with Buyer, in form and substance acceptable to Buyer, to continue to participate in and extend trade credit going forward in connection with the operation of the Business by Buyer.

“Party” has the meaning set forth in the preamble.

“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance, Consent, exemption or similar right issued, granted, given or otherwise obtained from or by any Governmental Entity, under the authority thereof or pursuant to any applicable Law.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (b) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto to the extent constituting an Assumed Contract; (c) mechanics liens and similar liens for labor, materials or supplies provided with respect to real property incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not material or which are being contested in good faith by appropriate proceedings; (d) with respect to real property, zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business, except where any such violation would not, individually or in the aggregate, materially impair the use, operation or transfer of the affected property or the conduct of the Business thereon as it is currently being conducted; (e) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair value or the use or occupancy of such real property or materially interfere with the operation of the Business at such real property; and (f) matters that would be disclosed on an accurate survey or inspection of the real property but which do not interfere in any material respect with the right or ability to use the property as currently used or operated or to convey fee simple title.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Entity or any group or syndicate of any of the foregoing.

“Petition Date” means January 15, 2015.

“Plan” means a plan of reorganization proposed by the Sellers and/or the Committee.

“Plan Effective Date” means the effective date of the Plan.

“Priority Claim” means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code.

“Products” means, collectively, all clothing, footwear, apparel and accessories developed, produced, distributed, marketed and/or sold in connection with the Business.

“Professional Services” has the meaning set forth in Section 2.4(b).

“Purchase Price” has the meaning set forth in Section 2.5.

“Records” means the books, records, information, ledgers, files, invoices, documents, work papers, correspondence, lists (including customer lists, supplier lists and mailing lists), plans (whether written, electronic or in any other medium), drawings, designs, specifications, creative materials, advertising and promotional materials, marketing plans, studies, reports, data and similar materials related to the Business.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.

“Rejection Effective Date” has the meaning set forth in Section 2.6(b).

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments and the Letter Agreement.

“Related Party” means, with respect to any Seller, each of such Seller’s direct and indirect Subsidiaries, each of their respective officers, directors, managers and equity holders, and each member of the immediate family of the foregoing Persons.

“Representative” of a Person means such Person’s Subsidiaries and the officers, directors, managers, employees, advisors, representatives (including its legal counsel and its accountants) and agents of such Person or its Subsidiaries.

“Sale Motion” has the meaning set forth in Section 5.3(a).

“Sale Order” means an order of the Bankruptcy Court entered in the Chapter 11 Cases in substantially the form of Exhibit A attached hereto (or otherwise agreed to in writing by Buyer and Sellers).

“Selected Employee” has the meaning set forth in Section 6.4(d).

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Sellers’ Accounts” has the meaning set forth in Section 2.8(b).

“Sellers’ Knowledge” (or words of similar import) means the actual knowledge of Ed Thomas and/or Thomas Hillebrandt.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions with respect to such corporation) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director, managing member, or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any United States federal, state or local or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, ad valorem, escheat, sales, use, transfer, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether or not disputed.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all algorithms, APIs, designs, net lists, data, databases, data collections, diagrams, inventions (whether or not patentable), know-how, methods, processes, proprietary information, protocols, schematics, specifications, tools, systems, servers, hardware, computers, point of sale equipment, inventory management equipment, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other similar materials, including all documentation related to any of the foregoing, including instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries, whether or not embodied in any tangible form and whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Transfer Tax” has the meaning set forth in Section 6.6.

“Transferred Employee” has the meaning set forth in Section 6.4(a).

“Trustee” means the trustee or post-confirmation officer appointed in connection with the Plan.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, or any similar applicable federal, state, provincial, local, municipal, foreign or other Law.

“WSC” has the meaning set forth in the preamble.

“WSGC” has the meaning set forth in the preamble.

“WSI” has the meaning set forth in the preamble.

“WSR” has the meaning set forth in the preamble.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Acquired Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Buyer, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens expressly identified in the Sale Order), for the consideration specified in Section 2.5. Without limiting the generality of the foregoing, the Acquired Assets shall include the following (except to the extent included as an Excluded Asset):

(a) all (i) Cash of Sellers as of the Closing, (ii) restricted cash deposits of Sellers held by any Person and relating to Acquired Assets or securing chargebacks, credit card processing claims or similar claims, (iii) cash deposits in cash collateral, indemnity or other accounts, including cash deposits supporting letters of credit (except for the cash in the BofA Accounts, the Escrow Account and any retainers and professional fee escrows held by the Sellers’ and/or the estates’ professionals), and (iv) bank accounts and lock-boxes of Sellers (except for the BofA Accounts and any bank account(s) opened by the Sellers to hold the Cash Payment and handle any disbursements of the Sellers after the Closing); provided that, notwithstanding the foregoing, (1) upon the release of the BofA Liens in the BofA Accounts, any cash remaining in such BofA Accounts shall be deemed to be an Acquired Asset hereunder and promptly paid over by the Sellers to the Buyer and (2) any remaining cash retainer or professional fee escrow held by Sellers’ and/or the estates’ professionals shall be deemed to be an Acquired Asset hereunder and promptly paid over by the Sellers to the Buyer after the professional services for which such retainer or escrow were held shall have been rendered or the professional relationship terminated;

(b) all Accounts Receivable of Sellers as of the Closing, and all receivables and other amounts payable by any Seller to any other Seller;

(c) all Inventory, supplies and materials of Sellers as of the Closing, including all rights of Sellers to receive such Inventory, supplies and materials which are on order as of the Closing;

(d) without duplication of the above, all royalties (except for any royalties under any Excluded Asset), advances, prepaid assets and deferred items (including all prepaid Taxes, prepaid rentals, unbilled charges, fees and deposits, prepaid insurance premiums), and other prepayments of Sellers as of the Closing relating to the Business;

(e) all Assumed Contracts that have been assumed by and assigned to Buyer pursuant to Section 2.6;

(f) all Intellectual Property owned by Sellers;

(g) all open purchase orders with suppliers related to the Business;

(h) all items of machinery, equipment, supplies, furniture, fixtures, leasehold improvements (to the extent of Sellers’ rights to any leasehold improvements under the Leases that are Assumed Contracts) owned by Sellers and all other Furnishings and Equipment as of the Closing;

(i) all Records, including Records related to Taxes paid or payable by any Seller (provided that Sellers are entitled to retain copies of all Records);

(j) except for the Excluded Claims, all claims (including all rights to bring claims for past, present or future infringement of the Intellectual Property owned by Sellers) and causes of action of Sellers as of the Closing against any Persons (regardless of whether or not such claims and causes of action have been asserted by Sellers) and all guaranties, rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, possessed by Sellers as of the Closing (regardless of whether such rights are currently exercisable);

(k) all goodwill associated with the Business or the Acquired Assets, including all goodwill associated with the Intellectual Property owned by Sellers and all rights under any confidentiality agreements executed by any third party for the benefit of any of Sellers to the extent relating to the Acquired Assets and/or the Assumed Liabilities (or any portion thereof);

(l) all rights of Sellers under non-disclosure or confidentiality, noncompete, or nonsolicitation agreements with current or former employees, directors, consultants, independent contractors and agents of any of Sellers or any of their Affiliates or with third parties to the extent relating to the Acquired Assets and/or the Assumed Liabilities (or any portion thereof);

(m) subject to Section 2.6(i), all of the Assumed Permits, or, to the extent provided in Section 2.6(i), all of the rights and benefits accruing under any Permits relating to the Business;

(n) the amount of, and all rights to any, insurance proceeds received by any of Sellers after the date hereof in respect of (i) the loss, destruction or condemnation of any Acquired Assets of a type set forth in Section 2.1(c), Section 2.1(f) or Section 2.1(h), occurring prior to, on or after the Closing or (ii) any Assumed Liabilities;

(o) all other rights, demands, claims, credits, allowances, rebates or other refunds (including any vendor or supplier rebates), rights in respect of promotional allowances or rights of setoff and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent), other than against Sellers, arising out of or relating to the Business as of the Closing, including all deposits (including customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise), advances and prepayments;

(p) to the extent transferable, all Insurance Policies that, on or prior to the Closing, Buyer designates in writing to Sellers as Acquired Assets hereunder, and all rights and benefits of any Seller of any nature (except for any rights to insurance recoveries thereunder required to be paid to other Persons under any order of the Bankruptcy Court or relating to the DIP Financing) with respect thereto, including, without limitation of Section 2.1(n), all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(q) except for the Excluded Claims, all causes of action, lawsuits, judgments, claims, refunds, rights of recovery, rights of set-off, counterclaims, defenses, demands, warranty claims, rights to indemnification, contribution, advancement of expenses or reimbursement, or similar rights of any Seller (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, now existing or hereafter acquired, contingent or noncontingent), including, without limitation, the Acquired Avoidance Actions;

(r) all assets, rights and claims arising from or with respect to Taxes of any Seller, including all rights arising from any refunds due from federal, state and/or local Governmental Entities with respect to Taxes paid by Sellers, all deferred tax assets, Tax deposits, Tax prepayments and estimated Tax payments;

(s) all Credit Card Receivables as of the Closing and all Cash or other property on deposit at credit card processors as of Closing related to the Business;

(t) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and any other Person to the extent relating to products sold, or services provided, to Sellers or to the extent affecting any Acquired Assets and/or Assumed Liabilities;

(u) the right to receive and retain mail, Accounts Receivable payments and other communications of Sellers and the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

(v) all telephone numbers, fax numbers, e-mail addresses, websites, URLs and internet domain names;

(w) without duplication of the above, all other current assets of Sellers as of the Closing;

(x) all assets maintained or held (including all deposits) pursuant to or in connection with the Health Plans; and

(y) all other assets that are related to or used in connection with the Acquired Assets or the Business (but excluding all of the Excluded Assets).

Section 2.2 Excluded Assets. Nothing contained herein shall be deemed to sell, transfer, assign or convey any of the Excluded Assets to Buyer, and each Seller shall retain all of its right, title and interest to, in and under, and all obligations with respect to the Excluded Assets.

Section 2.3 Assumption of Assumed Liabilities. On the terms and subject to the conditions of this Agreement, at the Closing (or, with respect to Assumed Liabilities under Assumed Contracts or Assumed Permits that are assumed by Buyer after the Closing, such later date of assumption as provided in Sections 2.6), Buyer shall assume and become responsible for the Assumed Liabilities and no other Liabilities of Sellers or any of their Affiliates, and from and after the Closing agrees to timely pay, honor and discharge, or cause to be timely paid, honored and discharged, all Assumed Liabilities in accordance with the terms thereof.

Section 2.4 Excluded Liabilities. Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that Buyer shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of Sellers, whether existing on the Closing Date or arising thereafter, other than the Assumed Liabilities (all such Liabilities that Buyer is not assuming being referred to collectively as the “Excluded Liabilities”). Without limiting the foregoing, Buyer shall not be obligated to assume, does not assume, and hereby disclaims all the Excluded Liabilities, including the following Liabilities of any Seller, any predecessor of any Seller or any other Person, whether incurred or accrued before or after the Petition Date or the Closing:

(a) except to the extent enumerated in Schedule 2.3, all Taxes of Sellers, including Taxes imposed on Sellers under Treasury Regulations Section 1.1502-6 and similar provisions of state, local or foreign Tax Law;

(b) except to the extent enumerated in item 10 on Schedule 2.3, all Liabilities of Sellers relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services (“Professional Services”) performed in connection with this Agreement and any of the transactions contemplated, hereby, and any claims for such Professional Services, whether arising before or after the Petition Date;

(c) all Liabilities of Sellers relating to or arising from any collective bargaining agreement (including any related multiemployer pension plan);

(d) except to the extent enumerated in Schedule 2.3, all Liabilities relating to (i) payroll (including salary, wages and commissions), vacation, sick leave, parental leave, long service leave, workers’ compensation claims (provided that, and for the avoidance of doubt, any letter(s) of credit issued on behalf of any Seller in support of such workers’ compensation claims are an Excluded Asset) and unemployment benefits of any Current Employee and/or Former Employee and (ii) all severance, retention and termination agreements with Current Employees and/or Former Employees;

(e) except to the extent enumerated in item 4 on Schedule 2.3, all Liabilities arising out of, relating to, or with respect to any notice pay or benefits (including under COBRA unless otherwise required by applicable Law) and claims under the WARN Act with respect to any Current Employees and/or Former Employees;

(f) except to the extent enumerated in items 13 and 14 on Schedule 2.3, all Liabilities arising out of, relating to, or with respect to any Employee Benefit Plan (including any Liabilities related to any Employee Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Section 302 or Title IV of ERISA or IRC Section 412);

(g) except to the extent enumerated in item 9 on Schedule 2.3, all Liabilities of Sellers in respect of Indebtedness (except to the extent of any Cure Amounts under any Assumed Contracts, and except with respect to any capitalized leases that are Assumed Contracts);

(h) all Liabilities arising in connection with any violation of any applicable Law relating to the period prior to the Closing, including any Environmental, Health and Safety Requirements;

(i) any and all Liabilities and obligations (i) that are the subject of any dispute, litigation, arbitration, judgment, order, decree or other proceeding as of the Closing Date, (ii) with respect to periods prior to the Closing Date and are or could be asserted as a claim in litigation or arbitration after the Closing Date, (iii) relating to any bodily injury, or damage to property, incurred by any Person or (iv) arising as a result of actions or omissions with respect to services provided to customers prior to the Closing; provided that nothing herein shall prevent, prohibit or otherwise impair any Seller’s right to make any claim for any insurance recovery after the Closing under any applicable Insurance Policy, as provided under Section 6.10(b);

(j) any Liabilities or obligations which Buyer may or could become liable for as a result of or in connection with any “defacto merger” or “successor-in-interest” theories of liability (other than the Assumed Liabilities);

(k) all Liabilities of Sellers under this Agreement and the Related Agreements and the transactions contemplated hereby or thereby (excluding all the Assumed Liabilities);

(l) all Liabilities and other amounts payable by any Seller to any other Seller and/or its Affiliates; and

(m) all other Liabilities of Sellers that are not expressly included in the Assumed Liabilities.

Section 2.5 Consideration. In consideration of the sale of the Business and the Acquired Assets to Buyer, and in reliance upon the representations, warranties, covenants and agreements of Sellers set forth herein, and upon the terms and subject to the conditions set forth herein, the aggregate consideration for the sale and transfer of the Acquired Assets (the “Purchase Price”) shall be composed of the following:

(a) the payment of an amount in cash (the “Cash Payment”) equal to (i) $7,500,000, less (ii) the Deposit;

(b) (i) a credit bid pursuant to Section 363(k) of the Bankruptcy Code (a “Credit Bid”) of all the DIP Financing Obligations held by Buyer, (ii) a Credit Bid of a portion of the DIP Financing Obligations held by Buyer plus the assumption by the Buyer of the remaining outstanding DIP Financing Obligations and/or (iii) the assumption by Buyer of all of the outstanding DIP Financing Obligations; and

(c) the assumption by Buyer of the Assumed Liabilities.

Section 2.6 Assumption and Assignment of Contracts.

(a) The Sale Order shall provide for the assumption by Sellers, and the assignment to the extent legally capable of being assigned by Sellers to Buyer, of the Assumed Contracts on the terms and conditions set forth in the remainder of this Section 2.6, and shall provide for the Designation Deadline as defined herein. At Buyer’s request, and at Buyer’s cost and expense, Sellers shall reasonably cooperate from the date hereof forward with Buyer as reasonably requested by Buyer (i) to allow Buyer to enter into an amendment of any Lease upon assumption of such Lease by Buyer (and Sellers shall reasonably cooperate with Buyer to the extent reasonably requested with Buyer in negotiations with the landlords thereof), or (ii) to otherwise amend any Lease to the extent such amendments would not adversely affect any Seller; provided that Sellers shall not be required to enter into any such amendment if such amendment would result in an assumption by any Seller of such Lease, unless such Lease will be assigned to Buyer at the time of such assumption.

(b) Buyer shall, prior to the hearing on the Sale Motion, identify the Non-Real Property Contracts and Leases that Buyer has decided will be Assumed Contracts to be assumed and assigned to Buyer on the Closing Date by providing a list thereof to Sellers (as updated in accordance with this Agreement, the “Closing Assumed Contract List”). Up to 3 Business Days prior to the Closing Date, Buyer may, in its sole discretion, add or remove any Non-Real Property Contract or Lease as an Assumed Contract to be assumed and assigned to Buyer on the Closing Date by amending the Closing Assumed Contract List, and, in connection with the Closing, the applicable Seller shall move in the Bankruptcy Court to assign any such Non-Real Property Contract or Lease on the Closing Assumed Contract List to Buyer, and at the Closing shall assume and assign to, and Buyer shall accept the assignment of and assume such Non-Real Property Contract or Lease. In advance of the Closing Date, Buyer may, in its sole discretion, designate a Non-Real Property Contract or Lease for exclusion and rejection by delivering written notice to Sellers and, in connection with the Closing, the applicable Seller shall move to reject any such Non-Real Property Contract or Lease as of the Closing Date (which date shall constitute the Rejection Effective Date with respect thereto). From and after the Closing Date until the Designation Deadline, with respect to any Non-Real Property Contract or Lease that was neither included on the Closing Assumed Contract List nor excluded and rejected as of the Closing Date, Buyer may, in its sole discretion, (i) designate such Non-Real Property Contract or Lease as an Assumed Contract by providing written notice to Sellers, specifying the Non-Real Property Contracts or Leases to be assumed by Sellers and assigned to Buyer or (ii) designate such Non-Real Property Contract or Lease for exclusion and rejection for purposes of this Agreement and, if executory, to be rejected by providing written notice to Sellers, specifying the Non-Real Property Contracts or Leases to be excluded and rejected by the applicable Seller and the date that such rejection shall be effective, which rejection shall be effective upon the delivery of such notice to Sellers (each, a “Rejection Effective Date”); provided, however, that, notwithstanding anything herein to the contrary, Buyer may not designate any Lease for exclusion and rejection if such exclusion and rejection would result in fewer than 140 Leases being assumed and assigned to Buyer. Upon delivery of a notification by Buyer with respect to any Non-Real Property Contract or Lease under Section 2.6(b)(i), the applicable Seller shall move in the Bankruptcy Court within 5 days of receipt of such notice to assign such Non-Real Property Contract or Lease to Buyer and shall assume and assign to, and Buyer shall accept the assignment of and assume such Non-Real Property Contract or Lease. Upon delivery of a notification by Buyer with respect to any Non-Real Property Contract or Lease under Section 2.6(b)(ii), the applicable Seller shall move in the Bankruptcy Court within 5 days of receipt of such notice to reject such Non-Real Property Contract or Lease as of the applicable Rejection Effective Date. In the event that Buyer has not provided a written designation to assume and assign or reject any Non-Real Property Contract or Lease pursuant to this Section 2.6(b) by the Designation Deadline, then such

Non-Real Property Contract or Lease shall be deemed to be excluded and rejected and Sellers may move in the Bankruptcy Court to reject such Non-Real Property Contract or Lease as of the Designation Deadline (which Designation Deadline shall constitute the Rejection Effective Date with respect thereto), and no Seller shall have any obligation to assign any such Non-Real Property Contract or Lease to Buyer hereunder. Any Non-Real Property Contract or Lease that is designated (or deemed to be designated) for exclusion and rejection pursuant to this Section 2.6(b) shall constitute an “Excluded Contract” as of the Closing Date or, if thereafter, as of the Rejection Effective Date. To the extent that a Non-Real Property Contract or Lease has not at Closing been designated as an Excluded Contract or an Assumed Contract, then, until the Rejection Effective Date, Buyer shall be obligated to perform or cause to be performed all of Sellers’ obligations under such Non-Real Property Contract or Lease, and Buyer shall be entitled to all benefits of Sellers thereunder; provided that no Cure Amount shall be due with respect to such Non-Real Property Contract or Lease until the permanent assumption thereof at Assumption Approval in accordance with Section 2.6(g). Notwithstanding anything to the contrary contained herein, prior to the Designation Deadline, Buyers shall have designated for assumption by Sellers and assignment to Buyers such number of Leases that when added to any Leases included in the Assumed Contracts as of the Closing equals at least 140 Leases. In determining the total number of Leases assumed and assigned to Buyer, the following shall be included (in addition to Leases actually assumed and assigned to Buyer): (x) store locations that were previously closed by Sellers but reopened by Buyer (provided that Buyer pays the Cure Amounts due with respect to the Lease for such store); and (y) any Lease for which the landlord thereunder objects to the assignment and assumption of such Lease for any reason (other than payment of the Cure Amount) and such objection is not resolved in a manner acceptable to Buyer.

(c) After the Closing and prior to the Designation Deadline, Sellers shall not terminate, amend, supplement, modify, waive any rights under, or create any Lien with respect to any Non-Real Property Contract or any Lease, or take any affirmative action not required by the terms thereof, without the prior written consent of Buyer (not to be unreasonably withheld or delayed), unless Buyer has provided notice to Sellers in writing designating such Non-Real Property Contract or Lease for rejection pursuant to Section 2.6(b).

(d) Within three (3) Business Days of Buyer’s delivery of any notice of removal or designation of any Non-Real Property Contract or Lease as an Assumed Contract by Buyer pursuant to Section 2.6(b), or such lesser time as is approved by the Bankruptcy Court, Sellers shall give notice of the removal or designation of such Non-Real Property Contract or Lease as an Assumed Contract to the other parties thereto.

(e) As part of the Sale Motion (or as necessary in one or more separate motions), Sellers shall request that, by virtue of any Seller providing ten (10) Business Days’ prior notice of its intent to assume and assign any Contract, the Bankruptcy Court deem any non-debtor party to such Contract that does not file an objection with the Bankruptcy Court during such notice period to have given any required Consent to the assumption of the Contract by the relevant Seller and assignment to Buyer.

(f) In connection with the assumption and assignment to Buyer of any Assumed Contract that is executory pursuant to this Section 2.6, the cure amounts, as determined by the Bankruptcy Court, if any (such amounts, the “Cure Amounts”), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Contracts, including any amounts payable to any landlord under any Lease that is an Assumed Contract that relates to the period prior to the Assumption Approval, shall be paid by Buyer, on or before the Assumption Approval, and not by Sellers and Sellers shall have no liability therefor, and neither the Cure Amounts paid by nor the expense of any other obligation set forth in this Section 2.6(f) shall reduce, directly or indirectly, any consideration received by Sellers hereunder; provided that any applicable Cure Amounts with regard to Assumed Contracts listed in the Closing Assumed Contract List shall be paid by Buyer at the Closing.

(g) Sellers shall use their respective commercially reasonable efforts to obtain an order of the Bankruptcy Court to assign the Assumed Contracts to Buyer (the “Assumption Approval”) on the terms set forth in this Section 2.6. In the event Sellers are unable to assign any such Assumed Contract to Buyer pursuant to an order of the Bankruptcy Court, then the Parties shall use their commercially reasonable efforts until the Designation Deadline to obtain, and to cooperate in obtaining, all Consents from Governmental Entities and third parties necessary to assume and assign such Assumed Contracts to Buyer, including, in the case of Buyer, paying any applicable Cure Amounts.

(h) To the extent that any Consent that is required to assign to Buyer any Assumed Contract is not obtained by the Designation Deadline, each Seller shall, with respect to each such Assumed Contract, from and after the Closing and until the earliest to occur of (x) the date on which such applicable Consent is obtained (which Consents the Parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly; provided, however, that none of the Parties or any of their respective Affiliates shall be required to pay any consideration therefor other than filing, recordation or similar fees, which shall be borne by Buyer), and (y) the date on which such Contract is rejected following the written request of Buyer, use commercially reasonable efforts during the term of such Assumed Contract to (i) provide to Buyer the benefits under such Assumed Contract, (ii) cooperate in any reasonable and lawful arrangement (including holding such Contract in trust for Buyer pending receipt of the required Consent) designed to provide such benefits to Buyer and (iii) use its commercially reasonable efforts to enforce for the account of Buyer any rights of such Seller under such Assumed Contract (including the right to elect to terminate such Assumed Contract in accordance with the terms thereof upon the written direction of Buyer). Buyer shall reasonably cooperate with Sellers in order to enable Sellers to provide to Buyer the benefits contemplated by this Section 2.6(h).

(i) Notwithstanding the foregoing, a Contract shall not be an Assumed Contract hereunder and shall not be assigned to, or assumed by, Buyer to the extent that such Contract (i) is rejected by a Seller or terminated by a Seller in accordance with the terms hereof or by the other party thereto, or terminates or expires by its terms, on or prior to the Designation Deadline and is not continued or otherwise extended upon assumption, or (ii) requires a Consent of any Governmental Entity or other third party (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Buyer of Sellers’ rights under such Contract, and no such Consent has been obtained prior to the Designation Deadline. In addition, a Permit shall not be assigned to, or assumed by, Buyer to the extent that such Permit requires a Consent of any Governmental Entity or other third party (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Buyer of Sellers’ rights under such Permit, and no such Consent has been obtained prior to the Closing.

Section 2.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of counterpart signature pages commencing at 11:00 a.m. local time on the date (the “Closing Date”) that is the third Business Day after the date on which all conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated hereby set forth in Article VII (other than conditions with respect to actions Sellers and/or Buyer will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or at such other time or on such other date as shall be mutually agreed upon by Sellers and Buyer prior thereto. The Closing shall be deemed to have occurred at 11:59 p.m. (prevailing Eastern time) on the Business Day prior to the Closing Date.

Section 2.8 Deliveries at Closing.

(a) At the Closing, Sellers shall deliver to Buyer the following documents and other items, duly executed by Sellers, as applicable:

(i) one or more Bills of Sale substantially in the form of Exhibit B attached hereto (“Bill of Sale”);

(ii) one or more Assignment and Assumption Agreements substantially in the form of Exhibit C attached hereto (“Assignment and Assumption Agreement”);

(iii) instruments of assignment substantially in the forms of Exhibit D, Exhibit E and Exhibit F attached hereto for each registered trademark, registered copyright and domain name, respectively, transferred or assigned hereby and for each pending application therefor (collectively, the “Intellectual Property Assignments”);

(iv) a copy of the Sale Order;

(v) a certificate signed by an authorized officer of WSI to the effect that each of the conditions specified in Section 7.1(a), Section 7.1(b) and Section 7.1(f) is satisfied in accordance with the terms thereof; and

(vi) to the extent applicable, a non-foreign affidavit from each Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the IRC stating that such Seller is not a “foreign person” as defined in Section 1445 of the IRC.

(b) At the Closing, Buyer shall deliver to Sellers, or the designated third-party recipients pursuant to Section 2.5, the following documents, cash amounts and other items, duly executed by Buyer, as applicable:

(i) the Assignment and Assumption Agreement(s);

(ii) a certificate to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) is satisfied in accordance with the terms thereof;

(iii) the Cash Payment by wire transfer of immediately available funds to one or more bank accounts designated by Sellers or the designated third-party recipients thereof (including to such other third party recipients as provided in Section 2.5(a)) in writing to Buyer (the “Sellers’ Accounts”);

(iv) a letter evidencing that all of the outstanding DIP Financing Obligations have been satisfied in full and/or assumed by Buyer, that the DIP Financing has been terminated and that all Liens thereunder against Sellers and the Excluded Assets have been fully discharged and released; and

(v) evidence that Buyer has obtained from a third party lender (or Buyer or its Affiliates have committed to provide) an exit credit facility that provides Buyer with undrawn availability of at least $10 million on the Closing Date, which exit credit facility shall not be used to fund the Cash Payment.

Section 2.9 Allocation. Within thirty (30) calendar days after the Closing Date, Buyer shall in good faith prepare an allocation of the Purchase Price (and all capitalized costs and other relevant items) among the Acquired Assets in accordance with Section 1060 of the IRC and the Treasury Regulations thereunder (and any similar provision of United States state or local or non-United States Law, as appropriate), which allocation shall be binding upon Sellers and Buyer. Buyer and Sellers shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Buyer nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable Law.

Section 2.10 Non-Continuing Stores, Designated Stores and Continuing Stores.

(a) As of the Closing, (i) any of Sellers’ store locations with respect to which the associated Leases have been designated by Buyer as Assumed Contracts in accordance with Section 2.6(b) shall be deemed to have been classified as Continuing Stores, (ii) any of Sellers’ store locations with respect to which the associated Leases have been classified as Excluded Contracts in accordance with Section 2.6(b) shall be deemed to have been classified as Non-Continuing Stores, and (iii) any of Sellers’ store locations with respect to which the associated Leases have not yet been designated by Buyer as Assumed Contracts or Excluded Contracts shall be deemed to have been classified as Designated Stores. From time to time after the Closing Date, in accordance with Section 2.6(b), Buyer may reclassify any Designated Store (x) as a Continuing Store by designating the Lease associated with such store as an Assumed Contract in accordance with Section 2.6(b) or (y) as a Non-Continuing Store by designating the Lease associated with such store as an Excluded Contract in accordance with Section 2.6(b).

(b) At any time prior to the Designation Deadline, Buyer may reclassify a Non-Continuing Store as a Continuing Store by designating the Lease associated with such store as an Assumed Contract in accordance with Section 2.6(b) (except to the extent such Lease has already been moved for exclusion and rejection pursuant to the terms of Section 2.6(b) or this Section 2.10). Upon such designation, such Non-Continuing Store shall be deemed to be a Continuing Store.

(c) Operation of Designated Stores.

(i) From and after the Closing until any Designated Store becomes a Continuing Store or a Non-Continuing Store in accordance with Section 2.6(b) and this Section 2.10, Sellers hereby appoint Buyer, and Buyer shall serve, in accordance with the terms of this Section 2.10(c), as Sellers’ exclusive agent for the purpose of running the Business at such the Designated Stores. During such period, (x) Buyer shall have sole and complete authority, in its sole discretion, to oversee, manage, direct the operation of, control the day-to-day activities of, and make and implement all business decisions with respect to, any such Designated Stores, (y) Buyer shall receive all proceeds generated by operation of any such Designated Stores (the “Designated Store Proceeds”), including to the extent arising from the sale of Products (exclusive of sales Tax), and (z) Buyer shall pay, and shall be solely responsible for, any and all Operational Expenses of Sellers that are directly related to the operation of such Designated Stores; provided, that, all Operational Expenses constituting employee Liabilities shall be treated as set forth in Section 6.4. For the avoidance of doubt and subject to Section 6.4, the Operational Expenses owed by Sellers described above shall include those Operational Expenses that are obligations of Sellers that accrue at any point during the period from the Closing until either (A) the Lease associated with such Designated Store is assumed and assigned to Buyer or (B) the Rejection Effective Date of the Lease associated with such store has occurred; provided, that Buyer has exited the store premises and turned possession of the store premises over to the landlord, the condition of such store premises to be turned over in accordance with the Lease associated with such store premises. In addition, Buyer shall perform, or shall cause to be performed, any and all obligations of Sellers arising following the Closing under any Non-Real Property Contract or Lease related to the operation of any Designated Store (other than any such Non-Real Property Contract that has previously been designated for rejection and exclusion pursuant to Section 2.6(b)) from and after the Closing until either (1) the Lease associated with such Designated Store is assumed and assigned to Buyer or (2) the Rejection Effective Date of the Lease associated with such Designated Store has occurred.

(ii) To the extent deemed necessary by Buyer:

(A) Buyer may establish new accounts (the “Buyer Accounts”) for the deposit of the Designated Store Proceeds and the disbursement of amounts payable to Sellers under this Section 2.10(c), and Sellers shall promptly upon Buyer’s reasonable request execute and deliver all necessary documents to open and maintain such accounts; provided, however, that Buyer may elect to continue to use the Designated Deposit Accounts as the Buyer Accounts. The Buyer Accounts shall be dedicated solely to the deposit of the Designated Store Proceeds and the disbursement of amounts payable under this Section 2.10(c), and Buyer shall exercise sole signatory authority and control with respect to the Buyer Accounts. Sellers shall not be responsible for, and Buyer shall pay as an Operational Expense hereunder, all bank fees and charges, including wire transfer charges, related to the Buyer Accounts. Upon Buyer’s designation of the Buyer Accounts, all Designated Store Proceeds (including credit card proceeds) shall be deposited into the Buyer Accounts. During the period between the Closing and the date Buyer establishes the Buyer Accounts, if any, all Designated Store Proceeds (including credit card proceeds), shall be collected by Buyer and deposited on a daily basis into depository accounts (as determined by Buyer) for the Designated Stores, which accounts shall be designated solely for the deposit of Designated Store Proceeds (including credit card proceeds), and the disbursement of amounts payable by Buyer under this Section 2.10(c) (the “Designated Deposit Accounts”). Notwithstanding anything to the contrary contained herein, Sellers shall have no ownership interest in, and shall not be entitled to withdraw any, Designated Store Proceeds.

(B) Buyer shall have the right to use Sellers’ credit card facilities (including credit card terminals and processors, credit card processor coding, the merchant identification numbers and existing bank accounts) for Designated Store Proceeds derived from credit card purchases (including Sellers’ proprietary credit card). In the event that Buyer elects to use Sellers’ credit card facilities, Sellers shall process credit card transactions on behalf of Buyer and for Buyer’s account, applying customary practices and procedures. Without limiting the foregoing, Sellers shall cooperate with Buyer to download data from all credit card terminals in the Designated Stores each day and to effect settlement with Sellers’ credit card processors, and shall take such other actions as are necessary to process credit card transactions on behalf of Buyer under Sellers’ merchant identification numbers. At Buyer’s request,

Sellers shall cooperate with Buyer to establish Sellers’ merchant identification numbers under Buyer’s name to enable Buyer to process all Designated Store Proceeds derived from credit card purchases for Buyer’s account.

(iii) For the avoidance of doubt, nothing contained in this Section 2.10(c) shall require Buyer to become, or to be considered or deemed, the employer of any person, and Buyer shall not become, or be considered or deemed to be, the employer of any person, unless and until Buyer, in its discretion, chooses to employ such a person, it being understood that all agreements with respect to such matters are set forth exclusively in Section 6.4.

(iv) Notwithstanding anything herein to the contrary, without the prior written consent of Sellers, Buyer may assign any or all of its rights and obligations under this Section 2.10(c) to any Person; provided that Buyer remains liable for performance under this Section 2.10(c).

(d) Buyer shall indemnify and hold each Seller and its Representatives harmless from and against all claims, demands, penalties, losses, liability or damage to the extent arising from or relating to the operation of any of the Designated Stores, Non-Continuing Stores or the Continuing Stores by Buyer after the Closing Date, including, without limitation, reasonable attorneys’ fees and expenses, resulting from, or related to: (i) Buyer’s breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in this Agreement and the Related Agreements or applicable Law; (ii) any harassment or any other unlawful, tortious or otherwise actionable treatment of any customers or Representatives of any Seller by Buyer or any of its Representatives; (iii) any claims by any party engaged by Buyer as an employee or independent contractor arising out of such employment; (iv) the gross negligence (including omissions) or willful misconduct of Buyer, its officers, directors, employees, agents or representatives; and (v) violations of Law by Buyer, its officers, directors, employees, agents or representatives.

Section 2.11 Deposit. Prior to the date hereof, Buyer made a cash deposit in the amount of $1,500,000 (the “Initial Deposit”) by wire transfer of immediately available funds and is being held by KTBS (as defined herein) as described below. Upon entry of the Sale Order by the Bankruptcy Court, Buyer shall make an additional cash deposit in the amount of $1,000,000 (the “Additional Deposit”) by wire transfer of immediately available funds in accordance with such wire transfer instructions as are provided by the Escrow Agent (as defined herein). The Initial Deposit, plus the Additional Deposit, plus any interest accrued thereon, is referred to herein as the “Deposit”. The Deposit is initially to be held in escrow by Klee Tuchin Bogdanoff & Stern LLP, as trustee (“KTBS”), it being understood that no later than March 17, 2015, the Buyer will select a commercial bank, agreeable to the Sellers, as escrow agent (the “Escrow Agent”), to hold the Deposit in escrow (the “Escrow Account”), and the Parties will direct KTBS to release the Deposit to the Escrow Agent. In the event that the Closing occurs, the Deposit (less any amounts used, with prior written consent of Buyer, to satisfy obligations owed to B. Riley Financial, Inc.) will be applied to satisfy an equal portion of the Closing Payment, and Buyer shall direct the Escrow Agent to release the Deposit to Sellers at the Closing. In any other event, the Deposit shall be released by the Escrow Agent to the Party entitled thereto in accordance with Section 8.4, and the Parties shall promptly direct the Escrow Agent to release the Deposit accordingly. The Deposit shall only constitute property of the Sellers’ bankruptcy estates in the event that the Deposit is required to be released to Sellers by the Escrow Agent in accordance with the terms of this Agreement.

ARTICLE III

SELLERS’ REPRESENTATIONS AND WARRANTIES.

Each of the Sellers jointly and severally represents and warrants to Buyer that except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”):

Section 3.1 Organization of Sellers; Good Standing.

(a) Each Seller (other than WSGC) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and WSGC is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia.

(b) Each Seller has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on the Business as currently conducted.

(c) Each Seller is duly authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Acquired Assets or the conduct of the Business requires such qualification, except for failures to be so authorized or be in such good standing, as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) None of the Sellers has any Subsidiaries (other than other Sellers, if applicable).

Section 3.2 Authorization of Transaction. Subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing:

(a) each Seller has all requisite corporate power and authority to execute and deliver this Agreement and all Related Agreements to which it is a party and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement and all Related Agreements to which a Seller is a party have been duly authorized by such Seller and no other corporate action on the part of any Seller is necessary to authorize this Agreement or the Related Agreements to which it is party or to consummate the transactions contemplated hereby or thereby; and

(b) this Agreement has been duly and validly executed and delivered by each Seller, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the Related Agreements to which any Seller is a party will have been duly and validly executed and delivered by each such Seller, as applicable.

Assuming that this Agreement constitutes a valid and legally-binding obligation of Buyer, this Agreement constitutes the valid and legally-binding obligations of Sellers, enforceable against Sellers in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Assuming, to the extent that it is a party thereto, that each Related Agreement constitutes a valid and legally-binding obligation of Buyer, each Related Agreement to which any Seller is a party, when executed and delivered, constituted or will constitute the valid and legally-binding obligations of such Seller, as applicable, enforceable against Sellers, as applicable, in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.3 Noncontravention; Consents and Approvals.

(a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II), will, subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, (i) conflict with or result in a breach of the certificate of incorporation, by-laws or other organizational documents of any Seller, (ii) violate any Law to which any Seller is, or its respective assets or properties are, subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract to which any Seller is a party or by which it is bound or to which any of the Acquired Assets is subject, after giving effect to the Sale Order and any applicable order of the Bankruptcy Court authorizing the assignment and assumption of any such Contract that is an Assumed Contract hereunder, and, in the case of clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Subject to the Sale Order having been entered and still being in effect (and not subject to any stay pending appeal at the time of Closing), no Consent, notice or filing is required to be obtained by any Seller from, or to be given by any Seller to, or made by any Seller with, any Governmental Entity in connection with the execution, delivery and performance by any Seller of this Agreement or any Related Agreement. After giving effect to the Sale Order and any applicable order of the Bankruptcy Court authorizing the assignment and assumption of any Contract that is an Assumed Contract hereunder, no Consent, notice or filing is required to be obtained by any Seller from, or to be given by any Seller to, or made by any Seller with, any Person that is not a Governmental Entity in connection with the execution, delivery and performance by any Seller of this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, be material to the Business as a whole.

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) The Data Room or Sellers’ public securities filings contain true, correct and complete copies of the consolidated, audited financial statements of Sellers for the fiscal years ended February 2, 2013 and February 1, 2014 (collectively, the “Audited Financial Statements”) as well as the unaudited, consolidated balance sheets, statements of income, changes in stockholders’ equity and cash flows of Sellers for the fiscal year period ended January 31, 2015 (such statements, the “Interim Financial Statements” and, collectively, with the Audited Financial Statements, the “Historical Financial Statements”). The Historical Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Business as of the dates thereof or the periods then ended, except, in each case, as expressly indicated in such Historical Financial Statements, and subject, in the case of the Interim Financial Statements, to normal year-end adjustments that will not be material in amount or effect and the absence of footnotes.

(b) Except as set forth in Section 3.4(b) of the Disclosure Schedule, Sellers do not have any material Indebtedness or other Liabilities of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Business (or in the notes thereto) that were not disclosed or reserved against in the Historical Financial Statements, except for Indebtedness or other Liabilities that (i) were incurred on or after November 1, 2014 in the Ordinary Course of Business, (ii) arise under this Agreement or the Related Agreements, or (iii) will be or are Liabilities of Sellers as debtors in the Chapter 11 Cases and that will not result in any Lien (other than Liens expressly contemplated by the Sale Order) on the Acquired Assets following the entry of the Sale Order.

Section 3.5 Compliance with Laws. Sellers are in compliance with all material Laws applicable to the Business or the Acquired Assets, except in any such case where the failure to be in compliance would not have a Material Adverse Effect, and no Seller has received any written notice within the past twelve months relating to violations or alleged violations or material defaults under any Decree or any Permit, in each case, with respect to the Business.

Section 3.6 Title to Acquired Assets. Sellers, as of the Closing, have good and valid title to, or, in the case of leased assets, have good and valid leasehold interests in, the Acquired Assets, free and clear of all Liens (except for Permitted Liens and except for BofA Liens). At the Closing or such time as title is conveyed under Section 2.6, Sellers will convey, subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, good and valid title to, or valid leasehold interests in, all of the Acquired Assets, free and clear of all Liens (except for Permitted Liens and except for BofA Liens), to the fullest extent permissible under section 363(f) of the Bankruptcy Code and subject to the rights of licensees under section 365(n) of the Bankruptcy Code.

Section 3.7 Contracts.

(a) Section 3.7 of the Disclosure Schedule and the Sellers’ schedules of assets and liabilities filed with the Bankruptcy Court by Sellers in the Chapter 11 Cases, taken together, include an accurate list of the following Contracts to which a Seller is a party with respect to the Business as of the date hereof (and Sellers have made available, or within five (5) days of the date hereof shall make available, to Buyer true and complete copies of all such Contracts):

(i) any Contracts for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii) any Contracts for the purchase or sale of equipment, supplies, products or other personal property, the performance of which will extend over a period of more than six months after the Closing Date or involves consideration in excess of $50,000 per annum;

(iii) any Contracts for services involving consideration in excess of $50,000 per annum;

(iv) any Contracts that is a collective bargaining agreement;

(v) any material licenses of Intellectual Property to or from any Person (other than licenses for commercially-available, off-the-shelf or click-wrap software);

(vi) any employment Contracts as to which an employee is entitled to receive an annual salary in excess of $100,000, and all material severance Contracts;

(vii) any material Contracts prohibiting the Company from freely engaging in any material business (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);

(viii) any Contracts relating to Indebtedness;

(ix) any Contracts that involve the lease of real property or that obligate the Company to purchase real property;

(x) any Contracts that create or govern a partnership, joint venture, strategic alliance or similar arrangement;

(xi) any Contracts (other than purchase orders accepted or confirmed in the Ordinary Course of Business) with the ten (10) largest customers of the Business, based on revenues during the twelve (12) month period ended February 1, 2014 and January 31, 2015;

(xii) any Contracts (other than purchase or equipment orders entered into in the Ordinary Course of Business) with the ten (10) largest suppliers of the Business, based on expenditures during the twelve (12) month period ended February 1, 2014 and January 31, 2015;

(xiii) any Contracts with any Related Party; and

(xiv) Contracts of or relating to employment or severance with any Current Employees (as determined as of the date of this Agreement).

(b) With respect to each Contract listed on the schedules of assets and liabilities filed with the Bankruptcy Court by Sellers in the Chapter 11 Cases or on Section 3.7 of the Disclosure Schedule: (i) to the Sellers’ Knowledge, such Contract is in full force and effect and constitutes the valid and legally-binding obligation of a Seller and, to Sellers’ Knowledge, the counterparty thereto, enforceable against such Seller and, to Sellers’ Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity; and (ii) except for breaches or defaults caused by or resulting from the Bankruptcy Events, neither the Seller party thereto nor, to Sellers’ Knowledge, the counterparty thereto is in material breach or default thereof that presently would permit or give rise to a right of termination, modification or acceleration thereunder, except, in the case of either clause (i) or (ii), for such failure to be in full force and effect, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

Section 3.8 Intellectual Property.

(a) Section 3.8 of the Disclosure Schedule sets forth a true and complete list of (i) all Registered Intellectual Property that is owned by any Seller and used in or related to the Business, (ii) all material Contracts pursuant to which any Seller obtains the right to use any Intellectual Property, and (iii) all material Contracts pursuant to which any Seller grants to any other Person the right to use any Intellectual Property. Sellers own all such Registered Intellectual Property free and clear of all Liens (except for Permitted Liens), and all such Registered Intellectual Property is valid, subsisting and, to Sellers’ Knowledge, enforceable, and is not subject to any outstanding Decree adversely affecting Sellers’ use thereof or rights thereto. Immediately after the Closing, Buyer will own or have the right to, subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, use all of the Intellectual Property included in the Acquired Assets on the same terms and conditions as in effect for Sellers immediately prior to the Closing, to the fullest extent permissible under section 363(f) of the Bankruptcy Code and subject to the rights of licensees under section 365(n) of the Bankruptcy Code.

(b) To Sellers’ Knowledge and except as set forth on Section 3.8 of the Disclosure Schedule, none of the use of the Intellectual Property included in the Acquired Assets, the conduct of the Business as currently conducted, nor any of the Products sold or services provided by Sellers or any of their Affiliates in connection therewith, infringes upon or otherwise violates the Intellectual Property of any other Person. To Sellers’ Knowledge, no third party is infringing any Intellectual Property owned by any Seller and included in the Acquired Assets, except as would not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in the statements of financial affairs filed with the Bankruptcy Court by Sellers in the Chapter 11 Cases, as of the date hereof, no Litigation is currently pending or, to Sellers’ Knowledge, threatened against any Seller that challenges the validity, ownership, registerability, enforceability, infringement or use of any material Intellectual Property owned by any Seller.

(d) All Technology that is material to the Business operates and performs in all material respects in accordance with its documentation and functional specifications and otherwise as required in connection with the Business, and has not malfunctioned or failed within the past twelve (12) months in any manner that (i) resulted in a material disruption to the conduct of the Business or (ii) has had or could reasonably be expected to have a Material Adverse Effect. To Sellers’ Knowledge, such Technology does not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization such Technology, or (B) otherwise significantly adversely affect the functionality of such Technology. To Sellers’ Knowledge, in the past twelve (12) months, no Person has gained unauthorized access to the Technology that is material to the Business. Sellers have implemented commercially reasonable security measures and backup and disaster recovery plans with respect to the Technology that is material to the Business. Sellers are in material compliance with any privacy policies publicly posted by Sellers and any Laws relating to personal data.

Section 3.9 Litigation. The statements of financial affairs filed with the Bankruptcy Court by Sellers in the Chapter 11 Cases set forth all Litigation brought by or against any Seller, and to Sellers’ Knowledge, there is no other Litigation threatened in writing, before any Governmental Entity against any Seller.

Section 3.10 Environmental, Health and Safety Matters.

(a) Sellers are in compliance with all applicable Environmental, Health and Safety Requirements with respect to the Leased Real Property, except in any such case where the failure to be in compliance would not have a Material Adverse Effect, and there are no Liabilities under any Environmental, Health and Safety Requirements with respect to the Business which would have a Material Adverse Effect.

(b) To the Sellers’ Knowledge, no Seller has received any written notice or report regarding any violation of Environmental, Health and Safety Requirements or any Liabilities relating to the Business or any Leased Real Property arising under Environmental, Health and Safety Requirements which violation has not been appropriately addressed and/or cured in accordance with such Environmental, Health and Safety Requirements. There are no Decrees outstanding, or any Litigations pending or, to Sellers’ Knowledge, threatened, relating to compliance with or Liability under any Environmental, Health and Safety Requirements affecting the Business or any Leased Real Property.

(c) Sellers have made available to Buyer such environmental reports, documents, studies, analyses, investigations, audits and reviews in any Seller’s possession as necessary to reasonably disclose to Buyer any environmental, health or safety Liability known to Sellers with respect to the Leased Real Property which would have a Material Adverse Effect.

(d) To Sellers’ Knowledge, there has been no release, threatened release, contamination or disposal of Hazardous Substances at any Leased Real Property, or waste generated by any Seller or any legally responsible predecessor corporation thereof, that has given or could reasonably be expected to give rise to any Liability under any Environmental, Health and Safety Requirement which would have a Material Adverse Effect. There are no underground storage tanks, asbestos-containing materials, lead-based products or polychlorinated biphenyls on any of the Leased Real Property which could be reasonably expected to have a Material Adverse Effect. To Sellers’ Knowledge, no property currently or formerly owned or operated in connection with the Business has been contaminated with any Hazardous Substance that could reasonably be expected to require any investigation or remediation under Environmental, Health and Safety Requirements.

(e) To Sellers’ Knowledge, no Seller has entered into any indemnification or other agreements with any third party relating to any Liability or potential Liability under any Environmental, Health and Safety Requirements.

Section 3.11 Employees and Employment Matters. No Seller is a party to or bound by any collective bargaining agreement covering the Current Employees (as determined as of the date of this Agreement), nor is there any ongoing strike, walkout, work stoppage, or other material collective bargaining dispute affecting any Seller with respect to the Business. To Sellers’ Knowledge, there is no organizational effort being made or threatened by or on behalf of any labor union with respect to the Current Employees (as determined as of the date of this Agreement). Except for potential violations that are the subject of ongoing Litigation as set forth in the statements of financial affairs filed with the Bankruptcy Court by Sellers in the Chapter 11 Cases, within the ninety (90) day period ending on the date hereof, no Seller has implemented any plant closing or layoff of the Current Employees (as determined as of the date of this Agreement) in violation of the United States Worker Adjustment and Retraining Notification Act, or any similar applicable Law (collectively, the “WARN Act”). Within five (5) days of the date hereof, Sellers shall make available to Buyer a list of all Current Employees.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12 of the Disclosure Schedule lists each material Employee Benefit Plan that Sellers maintain or to which Sellers contribute. With respect to each such Employee Benefit Plan:

(i) such Employee Benefit Plan, if intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC, has received a favorable determination letter from the United States Internal Revenue Service or may rely on a favorable opinion letter issued by the Unites States Internal Revenue Service; and

(ii) Sellers have made available to Buyer accurate summaries of all such Employee Benefit Plans.

(b) Each Employee Benefit Plan has been established, funded, maintained and administered, in each case, in all material respects, in accordance with its terms and all applicable Laws. As of the date hereof, there is no material pending or, to Sellers’ Knowledge, threatened, Litigation relating to the Employee Benefit Plans.

Section 3.13 Real Property.

(a) Sellers do not own any real property.

(b) Section 3.13(b) of the Disclosure Schedule sets forth the address of each Leased Real Property, and a true and complete list of all Leases for such Leased Real Property. Sellers have made available, or within seven (7) days of the date hereof shall make available, to Buyer true and complete copies of such Leases and all other material Contracts or instruments entered into or delivered in connection therewith, as amended through the date hereof. With respect to each of the Leases:

(i) such Lease is legal, valid, binding, enforceable and, to Sellers’ Knowledge, in full force and effect against a Seller subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights Laws;

(ii) no Seller is in breach or default under such Lease and, to Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach or default would not, individually or in the aggregate, materially impair, the continued use and operation of the Leased Real Property to which it relates in the conduct of the Business as presently conducted, and except for breaches or defaults caused by or resulting from the Bankruptcy Events; and

(iii) the current and intended use of the Leased Real Property complies with all applicable Laws.

Section 3.14 Permits. Section 3.14 of the Disclosure Schedule contains a list of all material Permits that Sellers hold as of the date hereof in connection with the operations of the Business. As of the date hereof, there is no Litigation pending or, to Sellers’ Knowledge, threatened that seeks the revocation, cancellation, suspension, failure to renew or adverse modification of any material Assumed Permits, except where a failure of this representation and warranty to be so true and correct could not reasonably be expected to have a Material Adverse Effect. To Sellers’ Knowledge, all required filings with respect to the material Assumed Permits have been made and all required applications for renewal thereof have been filed, except where a failure of this representation and warranty to be so true and correct could not reasonably be expected to have a Material Adverse Effect.

Section 3.15 Insurance. Section 3.15 of the Disclosure Schedule contains a list, as of the date hereof, of all material Insurance Policies. The term “Insurance Policies” does not include policies of insurance that fund or relate to any Employee Benefit Plan. The material Insurance Policies (including the amounts and deductibles thereunder) are, in the good faith judgment of Sellers, commercially reasonable for the Business. To Sellers’ Knowledge, all of the material Insurance Policies are in full force and effect and no written notice of cancellation or termination has been received by Sellers with respect to any of such Insurance Policies. All premiums due and payable by Sellers or their Affiliates under the material Insurance Policies prior to the date hereof have been duly paid. Except as disclosed on Section 3.15 of the Disclosure Schedule, there is no material claim pending under any of the material Insurance Policies.

Section 3.16 Brokers’ Fees. Except for amounts due to Houlihan Lokey Capital, Inc. (all of which shall be paid by Sellers), no Seller has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated to pay.

Section 3.17 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as qualified, amended, supplemented and modified by the Disclosure Schedule), neither a Seller nor any other Person makes (and Buyer is not relying upon) any other express or implied representation or warranty with respect to Sellers, the Business, the Acquired Assets (including the value, condition or use of any Acquired Asset), the Assumed Liabilities or the transactions contemplated by this Agreement, and Sellers disclaim any other representations or warranties, whether made by Sellers, any Affiliate of Sellers or any of their respective officers, directors, employees, agents or Representatives. Except for the representations and warranties contained in this Article III (as qualified, amended, supplemented and modified by the Disclosure Schedule), each Seller (i) expressly disclaims and negates any representation or warranty, express or implied, at common law, by statute or otherwise, relating to the condition of the Acquired Assets (including any implied or expressed warranty of title, merchantability or fitness for a particular purpose, or of the probable success or profitability of the ownership, use or operation of the Business or the Acquired Assets by Buyer after the Closing), and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or Representative of any Seller or any of their Affiliates). The disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Material Adverse Effect.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Sellers as follows:

Section 4.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

Section 4.2 Authorization of Transaction.

(a) Buyer has full limited liability company power and authority to execute and deliver this Agreement and all Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(b) The execution, delivery and performance of this Agreement and all other Related Agreements to which Buyer is a party have been duly authorized by Buyer, and no other limited liability company action on the part of Buyer is necessary to authorize this Agreement or the Related Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby.

(c) This Agreement has been duly and validly executed and delivered by Buyer, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the Related Agreements to which Buyer is a party will have been duly and validly executed and delivered by Buyer. Assuming that this Agreement constitutes a valid and legally-binding obligation of Sellers, this Agreement constitutes a valid and legally-binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Assuming, to the extent that they are a party thereto, that each Related Agreement constitutes a valid and legally-binding obligation of Sellers, each Related Agreement to which Buyer is a party, when executed and delivered, constituted or will constitute the valid and legally-binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II) will (i) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of Buyer, (ii) subject to any consents required to be obtained from any Governmental Entity, violate any Law to which Buyer is, or its assets or properties are subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound, except, in the case of either clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair to the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Related Agreements. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement or any of the Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair to the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Related Agreements.

Section 4.4 Financial Capacity. As of the Closing, Buyer (i) will have the resources (including sufficient funds available to pay the Purchase Price and any other expenses and payments incurred by Buyer in connection with the transactions contemplated by this Agreement) and capabilities (financial or otherwise) to perform its obligations hereunder, and (ii) will not have incurred any obligation, commitment, restriction or Liability of any kind, that would impair or adversely affect such resources and capabilities.

Section 4.5 Adequate Assurances Regarding Executory Contracts. Buyer as of the Closing will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.

Section 4.6 Good Faith Purchaser. Buyer is a “good faith” purchaser, as such term is used in the Bankruptcy Code and the court decisions thereunder. Buyer is entitled to the protections of section 363(m) of the Bankruptcy Code with respect to all of the Acquired Assets. Buyer has negotiated and entered into this Agreement in good faith and without collusion or fraud of any kind.

Section 4.7 Brokers’ Fees. Neither Buyer nor any of its Affiliates has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated to pay.

Section 4.8 Condition of Business. Buyer hereby acknowledges and agrees that notwithstanding anything expressed or implied herein to the contrary, except as expressly set forth in Article III of this Agreement, Sellers (including each of their directors, officers, employees, agents, shareholders, Affiliates, consultants, counsel, accountants and other representatives) make no express or implied representations or warranties whatsoever, including, without limitation, any representation or warranty as to physical condition or value of any of the Acquired Assets or the future profitability or future earnings performance of the Business. Buyer will accept the Acquired Assets and assume the Assumed Liabilities at the Closing “AS IS,” “WHERE IS” AND “WITH ALL FAULTS”.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1 Certain Efforts; Cooperation.

(a) Each of the Parties shall use its commercially reasonable efforts, subject to the orders of the Bankruptcy Court, to make effective the transactions contemplated by this Agreement on or prior to the End Date (including satisfaction, but not waiver, of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Article VII), except as otherwise provided in Section 5.2. Without limiting the generality of the foregoing, each of the Parties shall use its commercially reasonable efforts not to take any action, or permit any of its Subsidiaries to take any action, to materially diminish the ability of any other Party to consummate, or materially delay any other Party’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to any other Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII to not be satisfied.

(b) Buyer undertakes to ensure, that there shall be no amendment, modification, termination, replacement, restatement, cancellation or other change made to the Guarantee that could adversely affect the ability of Buyer to satisfy its obligations under this Agreement or otherwise prevent or adversely affect or delay the Closing.

(c) On and after the Closing, Sellers and Buyer shall use their commercially reasonable efforts to take, or cause to be taken by themselves or any of their respective Affiliates, all appropriate action, to do or cause to be done by Sellers and Buyer or any of their respective Affiliates all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents, ancillary agreements and other papers as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby, including in order to more effectively vest in Buyer all of Sellers’ right, title and interest to the Acquired Assets, free and clear of all Liens (other than Permitted Liens expressly contemplated by the Sale Order).

(d) From and after the Closing Date until the Designation Deadline, Sellers agree to reasonably cooperate, and shall not interfere, with Buyer or its Representatives with respect to the operation of the Continuing Stores, Designated Stores or Non-Continuing Stores. From and after the Closing Date, no Seller shall voluntarily convert its Chapter 11 Bankruptcy Case to a Chapter 7 bankruptcy case, or otherwise cause a liquidation or equivalent event with respect to any Seller, without providing Buyer with at least twenty (20) days’ prior written notice.

Section 5.2 Notices and Consents.

(a) To the extent required by the Bankruptcy Code or the Bankruptcy Court, Sellers shall give any notices to third parties, and each Seller shall use its reasonable best efforts to obtain any third party consents or sublicenses.

(b) Sellers and Buyer shall cooperate with one another (a) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law in connection with this Agreement and the transactions contemplated hereby and (b) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(c) Subject to the terms and conditions set forth in this Agreement and applicable Law, Buyer and Sellers shall (A) promptly notify the other Party of any communication to that Party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement, (B) if practicable, permit the other Party the opportunity to review in advance all the information relating to Sellers and their respective Subsidiaries or Buyer and its Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Agreement and the transactions contemplated by this Agreement and incorporate the other Party’s reasonable comments, (C) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement and the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, and (D) furnish the other Party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, provided, however, that any materials or information provided pursuant to any provision of this Section 5.2(c) may be redacted before being provided to the other Party (i) to remove references concerning the valuation of Buyer, Sellers, or any of their Subsidiaries, (ii) financing arrangements, (iii) as necessary to comply with contractual arrangements, and (iv) as necessary to address reasonable privilege or confidentiality issues. Sellers and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.2(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and any retained consultants or experts of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Buyer, as the case may be). Each of Sellers and Buyer shall promptly notify the other Party if such Party becomes aware that any third party has any objection to the Agreement on antitrust or anti-competitive grounds.

Section 5.3 Bankruptcy Actions.

(a) On or before March 16, 2015, Sellers shall serve and file a motion (the “Sale Motion”) in the Chapter 11 Cases requesting that the Bankruptcy Court enter the Sale Order at a hearing on the Sale Motion. Thereafter, Buyer and Sellers shall take all actions as may be reasonably necessary to cause the Sale Order to be issued, entered and become a Final Order. Each of Sellers and Buyer agree to take any action reasonably necessary or appropriate to obtain the issuance and entry of the Sale Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court.

(b) Sellers shall provide appropriate notice of the hearings on the Sale Motion, as is required by the Bankruptcy Code and the Bankruptcy Rules to all Persons entitled to notice, including, but not limited to, all Persons that have asserted Liens in the Acquired Assets, all parties to the Assumed Contracts and all Taxing and environmental authorities in jurisdictions applicable to Sellers. Sellers shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted, to the extent practicable, to Buyer prior to their filing with the Bankruptcy Court for Buyer’s prior review.

(c) On or before March 18, 2015, Sellers shall serve a cure notice (the “Cure Notice”) by first class mail on all non-debtor counterparties to all Non-Real Property Contracts and Leases and provide a copy of the same to Buyer. The Cure Notice shall inform each recipient that its respective Non-Real Property Contract or Lease may be designated by Buyer as either assumed or rejected, and the timing and procedures relating to such designation, and, to the extent applicable (i) the title of the Non-Real Property Contract or Lease, (ii) the name of the counterparty to the Non-Real Property Contract or Lease, (iii) Sellers’ good faith estimates of the Cure Amounts required in connection with such Non-Real Property Contract or Lease, (iv) the identity of Buyer and (v) the deadline by which any such Non-Real Property Contract or Lease counterparty may file an objection to the proposed assumption and assignment and/or cure, and the procedures relating thereto.

(d) The Parties (in consultation with the Committee) shall consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order. Each Seller shall promptly provide Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court that such Seller has in its possession (or receives) pertaining to the motion for approval of the Sale Order, or any other order related to any of the transactions contemplated by this Agreement, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court or otherwise made available to Buyer and its counsel. No Seller shall seek any modification to the Sale Order by the Bankruptcy Court or any other Governmental Entity of competent jurisdiction to which a decision relating to the Chapter 11 Cases has been appealed, in each case, without the prior written consent of Buyer.

(e) If the Sale Order, or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order, or other such order), subject to rights otherwise arising from this Agreement, Sellers shall use their reasonable best efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

(f) Notwithstanding anything expressed or implied herein to the contrary, Sellers shall not consent or agree to the allowance or re-classification of any Claim as an Administrative Claim or a Priority Claim without the prior written consent of Buyer.

Section 5.4 Conduct of Business. Except as may be required by the Bankruptcy Court or as agreed to in writing by Buyer, from the date hereof until the Closing, Sellers shall use their commercially reasonable efforts to: (i) operate the Business in the Ordinary Course of Business, including ordering and purchasing Inventory, and making capital, sales and marketing expenditures, (ii) preserve in all material respects the Acquired Assets (excluding sales of Inventory in the Ordinary Course of Business), and (iii) preserve its current relationships with the suppliers, vendors, customers, clients, contractors and other Persons having business dealings with the Business. For the avoidance of doubt, the Parties acknowledge that the foregoing shall not require Sellers to breach any of the covenants set forth in this Agreement which obligate Sellers to operate the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly required or contemplated in this Agreement, from the date hereof until the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall not, and shall not permit any of their Affiliates to:

(a) sell, lease (as lessor), transfer or otherwise dispose of (or permit to become subject to any additional Lien, other than Liens expressly contemplated by Sale Order, Liens arising under any Bankruptcy Court orders relating to the use of cash collateral (as defined in the Bankruptcy Code), Liens arising in connection with the DIP Financing and Liens that will not be enforceable against any Acquired Asset following the Closing in accordance with the Sale Order) any material Acquired Assets, other than (A) the sale of Inventory in the Ordinary Course of Business, (B) the collection of receivables, (C) the use of prepaid assets and Records in the conduct of the Business in the Ordinary Course of Business, and (D) in connection with store closings listed on Section 5.4 of the Disclosure Schedule or otherwise consented to by Buyer;

(b) conduct any store closings or “going out of business,” liquidation or similar sales, other than those listed on Section 5.4 of the Disclosure Schedule (or otherwise consented to by Buyer) or made with respect to stores with Leases which by their terms or pursuant to a court order terminate prior to the Closing;

(c) declare, set aside, make or pay any dividend or other distribution (excluding any payments made in accordance with the provisions of any applicable services agreement between any Seller or any of its subsidiaries in the Ordinary Course of Business) of any assets (including Cash) to any Affiliate or other Person holding direct or indirect equity interests in any Seller;

(d) (i) grant or provide any severance or termination payments or benefits to any Current Employee of Sellers or any of their Affiliates, except, in the case of employees who are not officers, in the Ordinary Course of Business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any Current Employee of Sellers or any of their Affiliates, except for increases in base salary in the Ordinary Course of Business consistent with past practice for employees who are not officers, (iii) establish, adopt, amend or terminate any Employee Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action intended to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan, to the extent not already provided in any such Employee Benefit Plan, (v) enter into any employment, severance, change in control, termination, deferred compensation or other similar agreement with any Current Employee of Sellers or their Affiliates, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vii) forgive any loans to Current Employees of Sellers or any of their Affiliates, or (viii) relocate any Current Employees to the Headquarters;

(e) solely with respect to any action which could have an adverse effect on Buyer or any of its Affiliates following the Closing, make or rescind any material election relating to Taxes, settle or compromise any material claim, Litigation or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of Tax accounting, methods of reporting income or deductions for Tax or Tax accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(f) acquire, dispose of, or allow to lapse any material assets or properties (other than Excluded Assets) or make any other material investment in any such event outside the Ordinary Course of Business;

(g) enter into or agree to enter into any merger or consolidation with any corporation or other entity;

(h) except in the Ordinary Course of Business, cancel or compromise any material Indebtedness or claim or waive or release any material right, in each case, that is Indebtedness or a claim or right that is an Acquired Asset or Assumed Liability;

(i) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services sold in the Business, other than, in each case, in the Ordinary Course of Business;

(j) enter into any material new Contract or modify, terminate, amend, restate, supplement, renew or waive any rights under or with respect to any existing material Contract or the DIP Financing;

(k) terminate, amend, restate, supplement, renew or waive any rights under or with respect to, any Lease, or, other than in the Ordinary Course of Business, any material Contract or Permit, or increase any payments required to be paid thereunder (whether or not in connection with obtaining any Consents) by Buyer after the Closing, or increase, or take any affirmative action not required by the terms thereof that would result in any increase in, any operating expenses of any Leases without Buyer’s written consent, not to be unreasonably withheld, conditioned or delayed, provided, that such consent of Buyer may be conditioned on a reasonable valuation adjustment based on the increased costs in an amount to be determined in good faith;

(l) deviate from past practice in the Ordinary Course of Business with respect to ordering or maintenance of Inventory;

(m) file any motion to pay any pre-Petition claims of any Person without the express written consent of Buyer, unless such payments are consistent with the terms and conditions of the DIP Financing and with the Cash Budget; or

(n) prepay any expenses unless expressly set forth in the Cash Budget.

Section 5.5 Notice of Developments. From the date hereof until the Closing Date, Sellers (with respect to itself), as the case may be, shall promptly disclose to Buyer, on the one hand, and Buyer shall promptly disclose to Sellers, on the other hand, in writing (in the form of an updated Disclosure Schedule, if applicable) after attaining knowledge (as applicable to each of Sellers and Buyer) of any material failure of any of Sellers or Buyer to comply with or satisfy any of their respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement in any material respect; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement.

Section 5.6 Access.

(a) Upon reasonable advance written request by Buyer, Sellers shall permit Buyer and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of Sellers, to all premises, properties, personnel, Records and

Contracts related to the Business, in each case, for the sole purpose of evaluating the Business; provided, however, that, for avoidance of doubt, the foregoing shall not require any Party to waive, or take any action with the effect of waiving, its attorney-client privilege or any confidentiality obligation to which it is bound with respect thereto or take any action in violation of applicable Law.

(b) All information obtained pursuant to this Section 5.6 shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 5.7 Press Releases and Public Announcements. Prior to the Closing and for a period of ninety days following the Closing Date, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of each of Buyer and WSI; provided, however, that (a) any Party may disclose that this Agreement exists (but not the terms hereof) and (b) any Party may make (and permit the making of) any public disclosure that it believes in good faith is required by applicable Law or court process (in which case the disclosing Party, as applicable, shall use its reasonable best efforts to advise the other Parties, as applicable, prior to making the disclosure).

Section 5.8 Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waives all claims related to the non-compliance therewith. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Liens in the Acquired Assets, including any Liens arising out of the bulk transfer Laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

Section 5.9 Suppliers. Sellers shall, following the request thereof by Buyer, seek and use their respective commercially reasonable efforts to arrange meetings and telephone conferences with material suppliers of Sellers as may be reasonably requested by Buyer and necessary and appropriate for Buyer to coordinate transition of such suppliers following the Closing. For the avoidance of doubt, Buyer shall be permitted to contact any customers, suppliers or licensors of the Business in connection with or pertaining to any matter; provided, however, that during the period from the date hereof until the Closing, (i) Buyer shall give prior notice to Sellers, and (ii) Sellers shall be permitted, but shall not be obligated, to attend and participate in any meeting or telephone conference with such customers, suppliers or licensors to the extent reasonably requested.

Section 5.10 No Competing Transactions. Sellers shall not, and shall cause the their Representatives not to: (a) initiate, solicit or encourage any inquiries concerning an Acquisition Proposal or a Competing Transaction; (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or a Competing Transaction; (c) facilitate any effort or attempt to make or implement an Acquisition Proposal; or (d) consummate or agree or commit to consummate an Acquisition Proposal or a Competing Transaction. Sellers shall, and shall cause their Representatives to, immediately cease or cause to be terminated any existing activities, discussions or negotiations with any Person relating to any of the foregoing activities.

Section 5.11 Delivery of Disclosure Schedule. No later than March 20, 2015, Sellers shall deliver to Buyer the “Disclosure Schedule”, which shall be in form and substance reasonably acceptable to Buyer (it being understood that if any disclosure set forth thereon is materially inconsistent with, or would cause the representations and warranties of Sellers in this Agreements to be materially inconsistent with, the information contained in the Data Room prior to the date hereof or the schedules filed by Sellers in the Bankruptcy Court in connection with the Chapter 11 Cases prior to the date hereof, then a Material Adverse Effect shall be deemed to have occurred and Buyer shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(ii)).

ARTICLE VI

OTHER COVENANTS.

The Parties agree as follows with respect to the period from and after the Closing:

Section 6.1 Cooperation. Each of the Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Acquired Assets and Assumed Liabilities from Sellers to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

Section 6.2 Further Assurances. In case at any time from and after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement, subject to the terms and conditions of this Agreement and the terms and conditions of the Sale Order, at any Party’s request and sole cost and expense, each Party shall take such further action (including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation and providing materials and information) as another Party may reasonably request as shall be necessary to transfer, convey and assign to Buyer all of the Acquired Assets, to confirm Buyer’s assumption of the Assumed Liabilities and to confirm Sellers’ retention of the Excluded Assets and Excluded Liabilities. Without limiting the generality of this Section 6.2, to the extent that either Buyer or Sellers discovers any additional assets or properties which should have been transferred or assigned to Buyer as Acquired Assets but were not so transferred or assigned, Buyer and Sellers shall cooperate and execute and deliver any instruments of transfer or assignment necessary to transfer and assign such asset or property to Buyer.

Section 6.3 Availability of Business Records. From and after the Closing, Buyer shall promptly provide to Sellers and their respective Representatives and the Trustee (after reasonable notice and during normal business hours and without charge to Sellers) access to all Records included in the Acquired Assets for periods prior to the Closing and reasonable access to Transferred Employees to the extent such access is necessary in order for Sellers or the Trustee (as applicable) to comply with applicable Law or any contract to which it is a party, for liquidation, winding up, Tax reporting or other proper purposes and so long as such access is subject to an obligation of confidentiality, and shall preserve such Records until the latest of (i) seven years after the Closing Date, (ii) the required retention period for all government contact information, records or documents, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (iv) in the case of Records related to Taxes, the expiration of the statute of limitation applicable to such Taxes. Such access shall include access to any information in electronic form to the extent reasonably available. Buyer acknowledges that Sellers have the right to retain originals or copies of all of Records included in the Acquired Assets for periods prior to the Closing. Prior to destroying any Records included in the Acquired Assets for periods prior to the Closing, Buyer shall notify Sellers thirty days in advance of any such proposed destruction of its intent to destroy such Records, and Buyer shall permit Sellers to retain such Records, at Sellers’ cost and expense. With respect to any Litigation and claims that are Excluded Liabilities, Buyer shall render all reasonable assistance that Sellers and the Trustee may request in defending or prosecuting such Litigation or claim and shall make available to Sellers and the Trustee such personnel as are most knowledgeable about the matter in question, all without charge.

Section 6.4 Employee Matters.

(a) With the exception of the Selected Employees, each Seller shall, effective as of the day prior to the Closing Date, discharge all Current Employees. Prior to the Closing, Buyer (through and in consultation with Ed Thomas in his capacity as chief executive officer of Buyer) shall offer (or cause a designee of Buyer to offer) to employ those Current Employees (i) to operate the Continuing Stores (once so designated) (provided that such Current Employees will be advised that such offer may be rescinded if the Lease for such Designated Store is rejected), with employment commencing as of the date that such Designated Store becomes a Continuing Store and such Lease is assumed or (ii) to be employed in the Buyer’s head office with employment commencing on the Closing Date. For purposes of this Agreement, each Current Employee who receives such an offer of employment shall be referred to as an “Offeree.” Prior to the Closing Date, Buyer will provide Sellers with a schedule setting forth a list of the names of all Offerees. Each Offeree who accepts such offer prior to the Closing shall be referred to herein as a “Transferred Employee.” Except to the extent Sellers fail to comply in any material respects with Section 6.4(c)(i) and Section 6.4(c)(iii), Buyer hereby agrees that the offer to an Offeree shall include a level of base salary, wages and benefits that are substantially comparable in the aggregate to the base salary, wages and benefits provided to such Offeree by Sellers as of the Closing Date.

(b) Each Current Employee of Sellers who is not a Transferred Employee shall be referred to herein as an “Excluded Employee.”

(c) Following the date of this Agreement,

(i) Sellers shall allow Buyer or any of its Representatives reasonable access upon reasonable advance notice to meet with and interview the Current Employees who are members of executive management and other employees reasonably requested during normal business hours; provided, however, that such access shall not unduly interfere with the operation of the Business prior to the Closing;

(ii) Sellers shall not, nor shall any Seller authorize or direct or give express permission to any Affiliate, officer, director or employee of any Seller or any Affiliate, to (A) interfere with Buyer’s or its Representatives rights under Section 6.4(a) to make offers of employment to any Offeree, or (B) solicit or encourage any Offeree not to accept, or to reject, any such offer of employment; and

(iii) Sellers shall provide reasonable cooperation and information to Buyer or the relevant Representative as reasonably requested by Buyer or such Representative with respect to its determination of appropriate terms and conditions of employment for any Offeree.

(d) Notwithstanding anything in this Agreement to the contrary,

(i) Sellers shall process the payroll for and pay, or cause to be paid, the base wages, base salary and benefits that are due and payable on or prior to the Closing Date with respect to all employees of Sellers;

(ii) from the Closing Date until (x) the date upon which a Designated Store or a Non-Continuing Store becomes a Continuing Store or (y) the Rejection Effective Date associated with such store has occurred, Buyer shall (or shall cause its designee to) process the payroll for, and Buyer shall be liable for and shall pay, or cause to be paid, the base wages, base salary and benefits that accrue after the Closing Date with respect to all employees of Sellers that are required, in Buyer’s sole discretion, to remain employed by Sellers to operate such Designated Store or Non-Continuing Store (the “Selected Employees”); and

(iii) Buyer shall process the payroll for and shall pay, or cause to be paid, base wages, base salary and benefits that accrue after the Closing Date with respect to all Transferred Employees. Buyer shall withhold and remit all applicable payroll taxes as required by Law after the Closing Date with respect to Transferred Employees. In addition, Buyer shall (or shall cause its designee to) process all employee and Tax reporting covering the periods prior to the Closing in connection with the Excluded Employees and the Transferred Employees that will be required to be prepared and delivered after the Closing.

For the avoidance of doubt, and without limiting the effect of any other term of this Agreement, if Buyer prior to the Closing Date has designated a Lease for a store for rejection by providing written notice to Sellers in accordance with Section 2.6, Buyer shall not be liable for any employee/employment related Liabilities with respect to the employees of such store, with the exception of Buyer’s payment obligations to Seller as expressly set out in this Section 6.4. Likewise, Buyer shall not be liable for any employee/employment Liabilities related to the employment of Selected Employees in Designated Stores or Non-Continuing Stores, with the exception of Buyer’s payment obligations to Seller as expressly set out in this Section 6.4.

(e) Nothing contained herein shall be construed as requiring, and neither Sellers nor any of their Affiliates shall take any affirmative action that would have the effect of requiring, Buyer to continue any specific employee benefit plan or to continue the employment of any specific person. Nothing in this Agreement is intended to establish, create or amend, nor shall anything in this Agreement be construed as establishing, creating or amending, any employee benefit plan, practice or program of Buyer, any of its Affiliates or any of Sellers’ Employee Benefit Plans, nor shall anything in this Agreement create or be construed as creating any contract of employment or as conferring upon any Transferred Employee or upon any other person, other than the parties to this Agreement in accordance with its terms, any rights to enforce any provisions of this Agreement under ERISA or otherwise.

(f) From and after the Closing Date until the Designation Deadline, Sellers shall not voluntarily terminate any Selected Employee of Sellers without the prior written consent of Buyer.

(g) At Closing, Buyer will offer employment to Ed Thomas, Christine Lee, Jon Kubo, Rachel Page, Tom Hillebrandt and Kim Bajrech, on the terms outlined in the email exchange between Ed Thomas and Greg Segall on March 7, 2015 concluding at 4:21 pm Pacific Time.

Section 6.5 Recording of Intellectual Property Assignments. All of the Intellectual Property Assignments shall be recorded and filed by Buyer with the appropriate Governmental Entities as promptly as practicable following the Closing.

Section 6.6 Transfer Taxes. To the extent not exempt under section 1146 of the Bankruptcy Code, then Buyer shall pay any stamp, documentary, registration, transfer, added-value or similar Tax (each, a “Transfer Tax”) imposed under any applicable Law in connection with the transactions contemplated by Article II of this Agreement. Sellers and Buyer shall cooperate to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence.

Section 6.7 Wage Reporting. Buyer and Sellers agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Internal Revenue Service Revenue Procedure 2004-53 with respect to wage reporting.

Section 6.8 Acknowledgements. Buyer acknowledges that it has received from Sellers certain projections, forecasts and prospective or third party information relating to Sellers, the Business, the Acquired Assets, the Assumed Liabilities or any related topics. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information, (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and information so furnished, and (iii) neither Buyer nor any other Person shall have any claim against any Seller, its Affiliates or their respective Representatives with respect thereto. Accordingly, without limiting the generality of Section 3.4, Sellers make no representations or warranties with respect to such projections, forecasts or information.

Section 6.9 Certain Avoidance Actions. The Parties acknowledge and agree that: (a) upon execution of a Participating Vendor Agreement (in form and substance acceptable to Buyer) with Buyer no later than ninety (90) days following the Closing Date, the applicable

Participating Vendor shall be entitled to a waiver and release of any and all claims and causes of action against such Participating Vendor arising under section 547 of the Bankruptcy Code; and (b) Sellers shall not pursue any litigation, claims and/or causes of action (including causes of action under Chapter 5 of the Bankruptcy Code) against any Participating Vendor (or any vendor who could be a Participating Vendor, unless and until it is determined that such vendor is not a Participating Vendor, in which case, Sellers may only pursue a claim or cause of action against such vendor to the extent such claim or cause of action is an Excluded Asset hereunder).

Section 6.10 Insurance Policies.

(a) To the extent that any current or prior Insurance Policy is not transferable to Buyer at the Closing in accordance with the terms thereof, each Seller, as applicable, shall hold such Insurance Policy for the benefit of Buyer, shall reasonably cooperate with Buyer (at Buyer’s cost and expense) in pursuing any claims thereunder, and shall pay over to Buyer promptly any insurance proceeds paid or recovered thereunder with respect to the Acquired Assets or the Assumed Liabilities. In the event Buyer determines to purchase replacement coverage with respect to any such Insurance Policy, Sellers shall reasonably cooperate with Buyer to terminate such Insurance Policy to the extent only applicable to the Acquired Assets, and Sellers shall, at the option of Buyer, promptly pay over to Buyer any refunded or returned insurance premiums received by any Sellers in connection therewith (or, if applicable, Buyer’s pro rata portion thereof) or cause such premiums to be applied by the applicable carrier to the replacement coverage arranged by Buyer.

(b) To the extent that any current or prior Insurance Policy of any Seller relates to the Acquired Assets or Assumed Liabilities and the Excluded Assets or the Excluded Liabilities, and such Insurance Policy is transferred to Buyer at the Closing, Buyer shall hold such Insurance Policy with respect to the Excluded Assets or Excluded Liabilities, as applicable, for the benefit of Sellers, shall reasonably cooperate with Sellers in pursuing any claims thereunder, and shall pay over to Sellers promptly any insurance proceeds paid or recovered thereunder with respect to the Excluded Assets or the Excluded Liabilities.

Section 6.11 Collection of Accounts Receivable.

(a) As of the Closing Date, each Seller hereby (i) authorizes Buyer to open any and all mail addressed to any Seller relating to the Business or the Acquired Assets and delivered to the offices of the Business or otherwise to Buyer if received on or after the Closing Date and (ii) appoints Buyer or its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Buyer after the Closing Date with respect to Accounts Receivable that are Acquired Assets or accounts receivable relating to work performed by Buyer after the Closing, as the case may be, made payable or endorsed to any Seller or Seller’s order, for Buyer’s own account.

(b) As of the Closing Date, each Seller agrees that any monies, checks or negotiable instruments received by any Seller after the Closing Date with respect to Accounts Receivable (including, without limitation, Credit Card Receivables) that are Acquired Assets or accounts receivable relating to work performed by Buyer after the Closing, as the case may be, shall be held in trust by such Seller for Buyer’s benefit and account, and promptly upon receipt by a Seller of any such payment (but in any event within five (5) Business Days of such receipt), such Seller shall pay over to Buyer or its designee the amount of such payments. In addition, Buyer agrees that, after the Closing, it shall hold and shall promptly transfer and deliver to Sellers, from time to time as and when received by Buyer or its Affiliates, any cash, checks with appropriate endorsements, or other property that Buyer or its Affiliates may receive on or after the Closing which properly belongs to Sellers hereunder, including any Excluded Assets.

(c) As of the Closing Date, Buyer shall have the sole authority to bill and collect Accounts Receivable that are Acquired Assets and accounts receivable relating to work performed by Buyer after the Closing.

Section 6.12 Name Changes. Neither Sellers nor any of their Affiliates shall use, license or permit any third party to use, any name, slogan, logo or trademark which is similar or deceptively similar to any of the names, trademarks or service marks included in the Intellectual Property included in the Acquired Assets, and within 21 days following the Closing Date, each Seller shall change its corporate name to a name which (a) does not use the name “Wet Seal”, “WTSL” or any other name that references or reflects any of the foregoing in any manner whatsoever, (b) is otherwise substantially dissimilar to its present name and (c) is approved in writing by Buyer.

Section 6.13 Treatment of Certain Claims; Plan.

(a) Notwithstanding anything expressed or implied herein to the contrary, (i) neither Sellers nor Trustee shall consent or agree to the allowance or re-classification of any Claim as an Administrative Claim or a Priority Claim without the prior written consent of Buyer and (ii) no Administrative Claims or Priority Claims can be classified or re-classified as a general unsecured claim without the consent of the Sellers or the Trustee, as applicable, or an order of the Bankruptcy Court.

(b) The Plan shall be (i) consistent with the terms of this Agreement and the Letter Agreement and (ii) reasonably acceptable to Buyer.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Buyer’s Obligations. Subject to Section 7.3, Buyer’s obligation to consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a) as of the date hereof and as of the Closing (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (i) each representation or warranty contained in Section 3.1,

Section 3.2 or Section 3.3 shall be true and correct in all respects, and (ii) each other representation or warranty set forth in Article III shall be true and correct in all respects, except where the failure of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (ii) for purposes of this condition, all qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded;

(b) Sellers shall have performed and complied with their covenants and agreements hereunder to the extent required to be performed prior to the Closing in all material respects, and Sellers shall have caused the documents and instruments required by Section 2.8(a) to be delivered to Buyer (or tendered subject only to Closing);

(c) Sellers shall have performed and complied with all their respective obligations under the Employee Benefit Plans through the Closing in all material respects;

(d) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Decree that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing;

(e) the Sale Order entered by the Bankruptcy Court shall have become a Final Order and shall not be materially different than the form of Sale Order set forth on Exhibit A attached hereto;

(f) from the date of this Agreement until the Closing Date, there shall not have occurred and be continuing any Material Adverse Effect; and

(g) Sellers shall have delivered a certificate from an authorized officer of Sellers to the effect that each of the conditions specified in Section 7.1(a), Section 7.1(b) and Section 7.1(f) has been satisfied.

Section 7.2 Conditions to Sellers’ Obligations. Subject to Section 7.3, Sellers’ obligation to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a) as of the date hereof and as of the Closing (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (i) each representation or warranty contained in Section 4.1, Section 4.2 or Section 4.3 shall be true and correct in all respects, and (ii) each other representation or warranty set forth in Article IV shall be true and correct in all respects, except where the failure of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate with other such failures, would not reasonably be expected to materially prevent, restrict or delay the consummation of the transactions contemplated hereby or by any Related Agreement; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (ii) for purposes of this condition, all qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded;

(b) Buyer shall have performed and complied with its covenants and agreements hereunder to the extent required to be performed prior to the Closing in all material respects, and Buyer shall have caused the documents, instruments and payments required by Section 2.8(b) to be delivered to Sellers (or tendered subject only to Closing);

(c) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Decree that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing;

(d) the Sale Order entered by the Bankruptcy Court shall have become a Final Order and shall not be materially different than the form of Sale Order set forth on Exhibit A attached hereto except to the extent that Buyer has waived any deviation from the Sale Order attached as Exhibit A; and

(e) Buyer shall have delivered a certificate from an authorized officer of Buyer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) has been satisfied.

Section 7.3 No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts or commercially reasonable efforts, as applicable, with respect to those matters contemplated by the applicable Sections of this Agreement to satisfy the conditions to the consummation of the transactions contemplated hereby or other breach of a representation, warranty or covenant hereunder.

ARTICLE VIII

TERMINATION.

Section 8.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by the mutual written consent of Buyer, on the one hand, and Sellers, on the other hand;

(b) by Buyer by giving written notice to Sellers at any time prior to Closing (i) in the event Sellers have breached any material covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of the breach, or (ii) in the event that any condition set forth in Section 7.1 shall become incapable of being satisfied by the Closing, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants hereof to be performed or complied with by it prior to the Closing, and such condition is not waived by Buyer;

(c) by Sellers by giving written notice to Buyer at any time prior to Closing (i) in the event Buyer has breached any material covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of the breach, or (ii) in the event that any condition set forth in Section 7.2 shall become incapable of being satisfied by the Closing, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants hereof to be performed or complied with by them prior to the Closing, and such condition is not waived by Sellers;

(d) by Buyer, on the one hand, or Sellers, on the other hand, on any date that is after the End Date if the Closing shall not have occurred by the End Date; provided, however, that (i) Buyer shall not have the right to terminate this Agreement under this Section 8.1(d) or Section 8.1(b) if, at the time of such termination, Sellers would then be entitled to terminate this agreement pursuant to Section 8.1(c) (subject only to delivery of notice and the opportunity to cure, if curable, required by Section 8.1(c)), and (ii) Sellers shall not have the right to terminate this Agreement under this Section 8.1(d) or Section 8.1(c) if, at the time of such termination, Buyer would then be entitled to terminate this agreement pursuant to Section 8.1(b) (subject only to delivery of notice and the opportunity to cure, if curable, required by Section 8.1(b)); or

(e) by Buyer if (i) the Sale Order shall not have been entered by the Bankruptcy Court by the End Date or (ii) the Sale Order shall not have become a Final Order by the 15th day following entry of the Sale Order on the Bankruptcy Court docket.

Section 8.2 Procedure Upon Termination. In the event of termination and abandonment by Buyer, on the one hand, or Sellers, on the other hand, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Buyer or Sellers.

Section 8.3 Effect of Termination.

(a) If any Party terminates this Agreement pursuant to Section 8.1, then all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I (Definitions), Article IX (Miscellaneous), and this Article VIII (Termination) shall survive any such termination) and no Party shall have any Liability to any other Party, as applicable, hereunder except as otherwise expressly set forth in this Agreement.

(b) Except as otherwise expressly set forth in this Agreement, nothing herein shall relieve any Party from Liability for any breach of covenant occurring prior to any termination of this Agreement.

(c) The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 8.3 shall relieve Buyer or Sellers of their respective obligations under the Confidentiality Agreement.

Section 8.4 Deposit.

(a) If this Agreement is terminated pursuant to any provision of Section 8.1, other than Section 8.1(c)(i), then the Deposit shall be returned to Buyer within two Business Days of such termination.

(b) If this Agreement is terminated pursuant to Section 8.1(c)(i) and Buyer is in material breach of this Agreement at the time of termination, then the Deposit shall be disbursed to Sellers within two Business Days of such termination (it being understood and agreed that disbursement of the Deposit to Sellers shall be liquidated damages and Sellers shall not have any other rights or remedies at law or in equity).

(c) Buyer and Sellers hereby acknowledge that the obligation to deliver the Deposit (to the extent due hereunder) shall survive the termination of this Agreement and shall be paid pursuant to the terms herein.

ARTICLE IX

MISCELLANEOUS.

Section 9.1 Expenses. Except as otherwise provided in this Agreement or a Related Agreement, Sellers and Buyer shall bear their own expenses, including attorneys’ fees, incurred in connection with the negotiation and execution of this Agreement, the Related Agreements and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing Party in such action or proceeding (i.e., the Party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing Party such costs and expenses (including, but not limited to, all court costs and reasonable attorneys’ fees) as the prevailing Party may incur in the pursuit or defense thereof.

Section 9.2 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations (whether written or oral) by or among the Parties, written or oral, with respect to the subject matter hereof, except for the Guarantee and the Related Agreements.

Section 9.3 Incorporation of Schedules, Exhibits and Disclosure Schedule. The schedules, appendices and exhibits to this Agreement, the documents and other information made available in the Disclosure Schedule are incorporated herein by reference and made a part hereof.

Section 9.4 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.4 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of all Parties; provided, however, that Buyer shall be permitted to assign any of its rights hereunder to one or more of its Affiliates, as designated by Buyer in writing to Sellers; provided, however, Buyer shall remain liable for all of its obligations under this Agreement after any such assignment.

Section 9.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when sent by email (with written confirmation of transmission); or (iv) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any Sellers, then to:

Edmond S. Thomas, CEO

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Email: Ed.Thomas@wetseal.com

with a copy to:

Michael Tuchin

Klee, Tuchin, Bogdanoff & Stern LLP

1999 Avenue of the Stars

39th Floor

Los Angeles, CA 90067

Email: mtuchin@ktbslaw.com

If to Buyer, then to:

c/o Versa Capital Management, LLC

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: General Counsel

Email: tkennedy@versa.com

with copies (which shall not constitute notice) to:

Greenberg Traurig, LLP

77 W. Wacker Drive Suite 3100

Chicago, Illinois 60601

Attention: Nancy A. Peterman

Email: petermann@gtlaw.com

Any Party may change the mailing address or email address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Section 9.6.

Section 9.7 Governing Law; Jurisdiction. This Agreement shall in all aspects be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws. The Parties agree that any Litigation one Party commences against any other Party pursuant to this Agreement shall be brought exclusively in the Bankruptcy Court; provided that if the Bankruptcy Court is unwilling or unable to hear any such Litigation, then the courts of the State of Delaware, sitting in New Castle County, Delaware, and the federal courts of the United States of America sitting in in New Castle County, Delaware, shall have exclusive jurisdiction over such Litigation.

Section 9.8 Consent to Service of Process. Each of the Parties hereby consents to process being served by any Party, respectively, in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.6.

Section 9.9 WAIVERS OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.10 Specific Performance.

(a) Each of the Parties acknowledges and agrees that the other Parties (collectively, the “Enforcing Parties”) would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that each of the Parties may have under Law or equity, each of the Parties shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (except as otherwise expressly set forth herein).

(b) Each of the Parties agrees that it shall not oppose the granting of specific performance or an injunction sought in accordance with this Section 9.10 on the basis that the Enforcing Parties have an adequate remedy at law or that any award of specific performance is, for any reason, not an appropriate remedy (except as otherwise expressly set forth herein). The Enforcing Parties shall not be required to provide any bond or other security in connection with any such injunction or other equitable remedy. The End Date shall be tolled from the date any of the Enforcing Parties files a petition seeking specific performance or an injunction under this Section 9.10 until a final, non-appealable, decision regarding this matter is obtained from a court of competent jurisdiction.

Section 9.11 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability in any one jurisdiction affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.12 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 9.13 No Survival of Representations, Warranties and Agreements. None of the Parties’ representations, warranties, covenants and other agreements in this Agreement, including any rights of the other Party or any third party arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, (ii) this Article IX, and (iii) all defined terms set forth in Article I that are referenced in the foregoing provisions referred to in clauses (i) and (ii) above.

Section 9.14 Construction. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. The word “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereto” and “hereby,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Unless expressly stated in connection therewith or the context otherwise requires, the phrase “relating to the Business” and other words of similar import shall be deemed to mean “relating to the operation of the Business as conducted as of the date hereof.” Except as otherwise provided herein, references to Articles, Sections, clauses, subclauses, subparagraphs, Schedules, Exhibits, Appendices and the Disclosure Schedule herein are references to Articles, Sections, clauses, subclauses, subparagraphs, Schedules, Appendices, Exhibits and the Disclosure Schedule of this Agreement. Any reference herein to any Law (or any provision thereof) shall include such Law (or any provision thereof) and any rule or regulation promulgated thereunder, in each case, including any successor thereto, and as it may be amended, modified or supplemented from time to time. Any reference herein to “dollars” or “$” means United States dollars.

Section 9.15 Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Sellers or the Chapter 11 Cases, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.

Section 9.16 Mutual Drafting. Each of the Parties has participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.17 Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations and warranties of Sellers in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Disclosure Schedule. The disclosure of any matter in any section of the Disclosure Schedule shall be deemed to be a disclosure with respect to any other sections of the Disclosure Schedule to which such disclosed matter reasonably relates, but only to the extent that such relationship is reasonably apparent on the face of the disclosure contained in the Disclosure Schedule. The listing of any matter shall expressly not be deemed to constitute an admission by Sellers, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the disclosure of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of Sellers’ representations, warranties and/or covenants set forth in this Agreement. All attachments to the Disclosure Schedule are incorporated by reference into the Disclosure Schedule in which they are directly or indirectly referenced. The information contained in the Disclosure Schedule is in all events subject to the Confidentiality Agreement.

Section 9.18 Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.19 Counterparts; Facsimile and Email Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile or email with scan attachment copies, each of which shall be deemed an original.

Section 9.20 Time of Essence. Time is of the essence of this Agreement.

Section 9.21 General Releases.

(a) Effective upon the Closing, Sellers, on behalf of themselves and their respective past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, insurers, attorneys, successors and assigns (collectively, the “Seller Releasing Parties”), hereby release, remise, acquit and forever discharge the Buyer and its past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, insurers, attorneys, successors and assigns, and each of its and their respective directors, managers, officers, employees, shareholders, members, agents, representatives, attorneys, contractors, subcontractors, independent contractors, owners, insurance companies and partners (collectively, the “Buyer Released Parties”), from any and all claims, contracts, demands, causes of action, disputes, controversies, suits, cross-claims, torts, losses, attorneys’ fees and expenses, obligations, agreements, covenants, damages, Liabilities, costs and expenses, whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether damage has resulted or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description, including, without limitation as to any of the foregoing, any claim by way of indemnity or contribution, which any Seller Releasing Party has, may have had or may hereafter assert against any Buyer Released Party arising from or related in any way, either directly or indirectly, to any action or inaction of any Buyer Released Party relating in any way to Sellers and/or the Business, including without limitation, any action or inaction of any Buyer Released Party relating to the Chapter 11 Cases; provided, however, that the foregoing release shall not apply to the Sellers’ rights or the Buyer’s obligations under this Agreement (including Section 6.10 hereof), any Related Agreements and/or any other agreements entered into in connection with the transactions contemplated hereby.

(b) Effective upon the Closing, Buyer, on behalf of itself and its past, present and future subsidiaries, parents, divisions, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby releases, remises, acquits and forever discharges each Seller and its past and present subsidiaries, parents, divisions, agents, representatives, attorneys, successors and assigns, and each of its and their respective directors, managers, officers, employees, shareholders, members, agents, representatives, attorneys, owners and partners (collectively, the “Seller Released Parties”), from any and all claims, contracts, demands, causes of action, disputes, controversies, suits, cross-claims, torts, losses, attorneys’ fees and expenses, obligations, agreements, covenants, damages, Liabilities, costs and expenses, whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether damage has resulted or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description (including, without limitation as to any of the foregoing, any claim by way of indemnity or contribution), in each case, which any Buyer Releasing Party has, may have had or may hereafter assert against any Seller Released Party to the extent arising from or related in any way, either directly or indirectly, to any action or inaction of any Seller Released Party with respect to the operation of the Business prior to the Closing Date, including without limitation, any action or inaction of any Seller Released Party relating to the Chapter 11 Cases prior to the Closing Date; provided, however, that the foregoing release shall not apply to (i) the Buyer’s rights or the Sellers’ obligations under or with respect to this Agreement (including Section 6.10 hereof), any Related Agreements, the DIP Financing and/or any other agreements entered into in connection with the transactions contemplated hereby or thereby, (ii) the rights of Buyer Releasing Parties under any Insurance Policy and/or (iii) any matter to the extent not related to the Business.

[END OF PAGE]

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE TO

ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLERS:

THE WET SEAL, INC. THE WET SEAL RETAIL, INC. WET SEAL CATALOG, INC. WET SEAL GC, LLC

By	/s/ Edmond S. Thomas
Name:	Edmond S. Thomas
Title:	Chief Executive Officer

BUYER:

MADOR LENDING, LLC

By	/s/ Paul Halpern
Name:	Paul Halpern
Title:	Authorized Representative

MADOR LENDING, LLC

March 12, 2015

The Wet Seal, Inc.

The Wet Seal Retail, Inc.

Wet Seal Catalog, Inc.

Wet Seal GC, LLC

c/o Lee R. Bogdanoff

Klee, Tuchin & Bogdanoff LLP

1999 Avenue of the Stars

Thirty-Ninth Floor

Los Angeles, California 90067

The Official Committee of Unsecured Creditors

c/o Jeffrey N. Pomerantz

Pachulski Stang Ziehl & Jones

10100 Santa Monica Boulevard

13th Floor

Los Angeles, CA 90067-4003

Re:	The Wet Seal, Inc., et al. (collectively, the “Debtors”)
Case No. 15-10081 (CSS) (Jointly Administered)

This Letter Agreement sets forth certain agreements reached between the Debtors, the Official Committee of Unsecured Creditors (the “Committee”) and Mador Lending, LLC (the “Buyer”), the Successful Bidder at the Auction conducted by the Debtors on March 10, 2015 and concluded on March 12, 2015, in accordance with those certain Bid Procedures approved by that Order Approving Certain Bid Procedures Governing the Submission of Competing Proposals to (I)(A) Sponsor a Plan of Reorganization for the Debtors or (B) Acquire All or Substantially All of the Debtors’ Assets Pursuant to Section 363 of the Bankruptcy Code and (II) Provide Debtor-In-Possession Financing entered by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on February 18, 2015 [Docket No. 329]:

1.	Any plan of reorganization to be proposed by the Debtors and/or the Committee in connection with the above-referenced cases and confirmed in such cases shall be consistent with the terms and conditions of that certain Asset Purchase Agreement by and among the Debtors and Buyer, dated March 12, 2015 (the “Asset Purchase Agreement”), and this Letter Agreement, and in a form reasonably acceptable to Buyer (the “Plan”). Any capitalized terms used herein and not otherwise defined shall have those meanings set forth in the Asset Purchase Agreement.

2.	The Plan shall contain releases and exculpations, including, without limitation, for (a) Buyer, (b) all current and former members of the Committee, (c) the Debtors and (d) each of their respective officers, directors, members, affiliates, subsidiaries, professionals, advisors, representatives, agents, successors and assigns.

3.	Buyer shall cause those claims previously held by Hudson Bay to be voted in favor of the Plan (the “Claims”).

4.	The Claims shall be subordinated for distribution purposes under the Plan.

5.	Buyer shall not consent or agree to the allowance or reclassification of any claim as a general unsecured claim without the written consent of the Debtors and Committee or any trustee of a trust appointed in connection with the Plan (the “Trustee”), as applicable, or by Order of Court.

6.	No amendments to the Plan shall be made by any party that adversely affects the rights or recoveries of the general unsecured creditors without the Committee’s consent.

7.	The consideration paid by Buyer under the Asset Purchase Agreement is the only consideration to be provided by Buyer in connection with the Plan.

8.	There shall be no option for the general unsecured creditors or any other creditors to receive equity in or from Buyer or any of its affiliates under the Plan.

9.	Neither the Debtors nor the Trustee shall consent or agree to the allowance or reclassification of any claim as an Administrative Claim (as defined in the Asset Purchase Agreement) or Priority Claim (as defined in the Asset Purchase Agreement) without the written consent of Buyer.

10.	At Buyer’s election, in accordance with the Asset Purchase Agreement, any priority tax claim shall be retained by the Debtors’ estates and paid in accordance with Section 1129(a)(9) of the Bankruptcy Code; provided that Buyer shall be obligated to make any and all such payments.

11.	The Trustee and any oversight committee members shall be selected by the Committee, in the Committee’s sole discretion.

12.	Buyer shall have no liability for any costs of administering any trust established under the Plan.

13.	Buyer shall have the ability to designate any of the Debtors’ executory contracts or unexpired leases for assumption or rejection to and including May 15, 2015 subject to the terms and conditions of the Asset Purchase Agreement; provided, however, that Buyer may extend such date until June 30, 2015 if Buyer funds the costs to be incurred by the Debtors during the period following May 15, 2015 and to and including June 30, 2015 (the “Extended Designation Deadline”).

14.	The Plan shall be effective no earlier than May 15, 2015, unless agreed by Buyer. To the extent that Buyer exercises its option for the Extended Designation Deadline, the Plan shall be effective no earlier than June 30, 2015, unless agreed by Buyer. Further, as provided in the Asset Purchase Agreement, the Buyer shall fund the costs incurred by the Debtors that arise from and during the Extended Designation Period.

15.	Notwithstanding the foregoing, with respect to the Debtors’ lease for the offices located at 26972 Burbank, Foothill Ranch, CA 92610 (the “Headquarters Lease”), Buyer shall be entitled to assume or reject the Headquarters Lease until the earlier of (a) August 13, 2015 and (b) 90 days after the entry of an order confirming the Plan (or such later date as may be agreed to by Buyer, the Debtors and the landlord under the Headquarters Lease).

In exchange for the agreements set forth in this Letter Agreement and the terms of the Asset Purchase Agreement, the Debtors and the Committee shall not and shall cause their Representatives not to: (a) initiate, solicit or encourage any inquiries concerning an Acquisition Proposal or a Competing Transaction; (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or a Competing Transaction; (c) facilitate any effort or attempt to make or implement an Acquisition Proposal; or (d) consummate or agree or commit to consummate an Acquisition Proposal or a Competing Transaction. Debtors and the Committee shall, and shall cause their Representatives to, immediately cease or cause to be terminated any existing activities, discussions or negotiations with any Person relating to any of the foregoing activities. The Debtors and Committee shall use commercially reasonable efforts to obtain the approval of this Letter Agreement and the Asset Purchase Agreement by the Bankruptcy Court.

By signing in the space below, the Debtors (subject to any necessary approval of the Bankruptcy Court) and the Committee are agreeing to the terms of this Letter Agreement and shall be deemed bound to such terms.

Very truly yours,

MADOR LENDING, LLC

By:	/s/ Paul Halpern
Name:	Paul Halpern
Title:	Authorized Signatory

The foregoing is accepted and agreed to on this 12th day of March, 2015:

THE WET SEAL, INC.,
THE WET SEAL RETAIL, INC.,
WET SEAL CATALOG, INC.
AND WET SEAL GC, INC.

By:	/s/ Ed Thomas
Name:	Ed Thomas
Title:	Chief Executive Officer

THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS

By:	/s/ Ronald M. Tucker
Name:	Ronald M. Tucker
Title:	Chairperson of the Committee of Unsecured Creditors

The following person is signing this Letter Agreement solely for purposes of agreeing to Paragraphs 3 and 4 of this Letter Agreement:

RODAM, LLC

By:	/s/ David Lorry
Name:	David Lorry
Title:	Assistant Secretary of Versa Capital Management, LLC, its Manager